UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                                  Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Section 240.14a-12

OLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105 USA

March 11, 2019

Dear Olin Corporation (Olin) Shareholder:

We cordially invite you to attend our 2019 annual meeting of shareholders on April 25, 2019.

This booklet includes the notice of annual meeting of shareholders and proxy statement, which describes the business we will conduct at the meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any presentations for the 2019 annual meeting.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares online, by telephone or by completing and returning a proxy card, which is available online or can be provided upon request. If you plan to attend the annual meeting, you will need to bring the upper half of your proxy card to use as your admission ticket for the meeting.

At last year’s annual meeting more than 91% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

John E. Fischer
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares

online, by telephone or by completing and returning

a proxy card, which is available online or upon request.

OLIN CORPORATION

Notice of Annual Meeting of Shareholders

Time:	8:00 a.m. (Central Daylight Time)

Date:	Thursday, April 25, 2019

Place:	Plaza in Clayton Office Tower
190 Carondelet Plaza
9H Room - 9th Floor
Clayton, MO 63105 USA

Purpose:	To consider and act upon the following:

(1)   Election of one director to serve for a one-year term expiring in 2020, and election of four directors to serve for three-year terms expiring in 2022, all of whom are identified in the proxy statement.

(2) Conduct an advisory vote to approve the compensation for named executive officers.

(3) Ratification of the appointment of the independent registered public accounting firm for 2019.

(4) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on February 26, 2019.

By Order of the Board of Directors:

Eric A. Blanchard
Secretary

Clayton, Missouri

March 11, 2019

OLIN CORPORATION

PROXY STATEMENT

i

ii

OLIN CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 25, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2019

Olin’s Notice of Annual Meeting of Shareholders and Proxy Statement and 2018 Annual Report on Form 10 - K are available at www.proxydocs.com/oln. You will need your 11-digit control number located in the upper right box on the front of your proxy card or the notice regarding the availability of proxy materials to vote your shares.

GENERAL QUESTIONS

Why did I receive a notice in the mail regarding the availability of proxy materials instead of printed copies of the proxy materials?

In accordance with rules adopted by the U.S. Securities and Exchange Commission (SEC), we may furnish proxy materials to our shareholders by providing access to these documents online instead of mailing printed copies. Unless you are a participant in the Olin Corporation Contributing Employee Ownership Plan (the CEOP), you will not receive printed copies of the materials unless you request them. Instead, we mailed you the notice regarding the availability of proxy materials (unless you have previously consented to electronic delivery or already requested to receive printed copies), which describes how you may access and review all of the proxy materials online. The notice regarding the availability of proxy materials provides instructions as to how shareholders can access the proxy materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either online, by telephone, or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the notice regarding the availability of proxy materials. Any notices regarding the availability of proxy materials that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the notice regarding the availability of proxy materials.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you prefer to receive printed proxy materials via mail or receive an e-mail with links to the electronic materials, please follow the instructions included on the notice regarding the availability of proxy materials.

Why did I receive this proxy statement?

You received this proxy statement because you owned shares of Olin common stock, par value $1 per share, which we sometimes refer to as common stock, at the close of business on February 26, 2019. Olin’s board of directors is asking you to vote at the 2019 annual meeting FOR each of the director nominees identified in Item 1, and FOR each of Items 2 and 3 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

When was this proxy material mailed to shareholders?

We began to mail the proxy statement and form of proxy to shareholders on or about March 11, 2019.

When was the notice regarding the availability of proxy materials mailed to shareholders?

We began to mail the notice regarding the availability of proxy materials to shareholders on or about March 11, 2019.

What if I have questions?

If you have questions, please write them down and send them to the Secretary at Olin’s principal executive office at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA.

What will I be voting on?

You will be voting on:

1.	the election of the five directors identified in the proxy statement;

2.	an advisory vote to approve the compensation for named executive officers;

3.	the ratification of KPMG LLP (KPMG) as Olin’s independent registered public accounting firm for 2019; and

4.	any other business properly presented at the annual meeting.

The proposal to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2019 is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal. The proposals to elect directors and to conduct an advisory vote to approve the compensation for named executive officers, are non-routine matters for which a broker will not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, a broker will not be allowed to vote on these two matters on behalf of its beneficial owner customers if the customers do not return specific voting instructions. If you are a shareholder that holds shares through a broker, please provide specific voting instructions to your broker.

Could other matters be voted on at the annual meeting?

As of March 11, 2019, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their good faith business judgment as to what is in the best interests of Olin.

How does the board recommend I vote on the proposals?

Our board recommends a vote FOR each of the director nominees identified in Item 1, and FOR Items 2 and 3.

What do I need to do to attend the 2019 annual meeting in person?

Each attendee must bring a valid, government-issued photo ID, such as a driver’s license or passport, as well as other verification of Olin common stock ownership. For a shareholder of record or participant in the CEOP, please bring your notice or the upper half of your proxy card (CEOP shares must be voted either online or by telephone no later than April 22, 2019 at 11:59 p.m. Central Daylight Time, or by mail if received no later than April 20, 2019). If you are a beneficial owner of Olin common stock, but do not hold your shares in your own name (i.e., your shares are held in street name), please bring the notice or voting instruction form you received from your bank, broker or other nominee. You may also bring your bank or brokerage account statement reflecting your ownership of Olin common stock as of February 26, 2019, the record date.

Please note that cameras, sound or video recording equipment, cellular telephones, smartphones and other similar devices, as well as purses, briefcases, backpacks and packages, will not be allowed in the meeting room. No one will be admitted to the meeting once it begins.

How can I obtain directions to be able to attend the annual meeting and vote in person?

You may obtain directions to the Plaza in Clayton Office Tower in Clayton, MO, USA by calling 1-314-290-5039 or online at www.theplazainclayton.axisportal.com/directions.axis.

VOTING

Who can vote?

All shareholders of record at the close of business on February 26, 2019, are entitled to vote at the annual meeting.

How many votes can be cast by all shareholders?

At the close of business on February 26, 2019, the record date for voting, we had 164,888,457 outstanding shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such outstanding shares constitutes a quorum. If a share is present for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions and shares held in street name that are voted on any matter will be included in determining the number of votes present. Shares held in street name that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

How do I vote if I am not the shareholder of record?

If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow. Please see the materials sent to you by your broker, bank or other nominee for information on how to vote your shares.

How do I vote if I am the shareholder of record?

You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Vote online:

•	Access www.proxypush.com/oln.

•	Have the notice regarding the availability of proxy materials and/or your proxy card in hand.

•	Follow the instructions provided on the site.

•

Submit the electronic proxy before the required deadline (April 22, 2019 at 11:59 p.m. Central Daylight Time for CEOP participants and April 24, 2019 at 11:59 p.m. Central Daylight Time for shareholders).

•	Vote by telephone:

•	From the U.S. and Canada, call the toll-free voting telephone number: 1-866-883-3382.

•	Have the notice regarding the availability of proxy materials and/or your proxy card in hand.

•

Follow and comply with the recorded instructions by the applicable deadline (April 22, 2019 at 11:59 p.m. Central Daylight Time for CEOP participants and April 24, 2019 at 11:59 p.m. Central Daylight Time for shareholders).

•	Vote by proxy card:

•	Complete all of the required information on the proxy card, which can be obtained online or upon request.

•	Sign and date the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card no later than April 20, 2019 for CEOP participants or no later than April 24, 2019 for shareholders, for your proxy to be valid and for your vote to count.

If you vote in a timely manner online or by telephone, you do not have to return the proxy card for your vote to count.

If you want to vote in person at the annual meeting, and you own Olin common stock through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

Where can I access an electronic copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018?

You may access an electronic, searchable copy of the 2019 Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2018, at www.proxydocs.com/oln.

How are votes counted?

If you specifically mark the proxy card (or vote online or by telephone) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you sign and submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted FOR the election of the directors named in this proxy statement in Item 1, and FOR each of Items 2 and 3 listed in the proxy. If you submit a proxy card marked “abstain” on any item, your shares will not be voted on that item so marked and your vote will not be included in determining the number of votes cast on that matter. Shares held in street name that are not voted in the election of directors or on Items 2 or 3 will not be included in determining the number of votes cast on those matters.

EQ Shareowner Services tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent.

Can I change my vote?

Yes. Whether you vote online, by telephone or submit a proxy card with your voting instructions, you may revoke or change your vote by:

•	casting a new vote online or by telephone;

•	submitting another written proxy with a later date;

•	sending a written notice of the change in your voting instructions to the Secretary if received no later than April 20, 2019 for CEOP participants or no later than April 24, 2019 for shareholders; or

•	revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.

When are the votes due?

Proxies submitted by shareholders online or by telephone will be counted in the vote only if they are received no later than April 24, 2019 by 11:59 p.m. Central Daylight Time. Shares voted using a proxy card will be counted in the vote only if we receive your proxy card no later than April 24, 2019. Proxies submitted by CEOP participants will be counted in the vote only if they are received by mail no later than April 20, 2019 or online or by telephone no later than April 22, 2019 by 11:59 p.m. Central Daylight Time.

How do I vote my shares held in the Olin Contributing Employee Ownership Plan?

On February 26, 2019, the CEOP held 2,586,927 shares of our common stock. Voya Institutional Trust Company serves as the Trustee of the CEOP. If you are a CEOP participant, you may instruct the CEOP Trustee on how to vote shares of common stock credited to your CEOP account on the items of business listed on the proxy card by voting online, by telephone or by indicating your instructions on your proxy card and returning the proxy card. The Trustee will vote shares of common stock held in the CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions.

How do I vote my shares held in the Automatic Dividend Reinvestment Plan?

EQ Shareowner Services is our registrar and transfer agent and administers the Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, EQ Shareowner Services will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make online or by telephone. If you do not submit a proxy card for your shares of record or vote online or by telephone, EQ Shareowner Services will not vote your dividend reinvestment shares.

MISCELLANEOUS

Can I contact board members directly?

Our audit committee has established the following methods for shareholders or other interested parties to communicate directly with the board and/or its members.

•	Mail—Letters may be addressed to the board or to an individual board member as follows:

The Olin Board or (Name of the director)

c/o Office of the Secretary

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, MO 63105 USA

•

E-mail—You may send an e-mail message to Olin’s board at the following address: directors@olin.com. In addition, you may send an e-mail message to an individual board member by addressing the e-mail using the first initial of the director’s first name combined with his or her last name in front of @olin.com.

•

Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders or other interested parties may also use this Help-Line to communicate with one or more directors on any Olin matter. The Olin Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States and Canada, the Olin Help-Line can be reached by dialing toll-free 1-800-362-8348. Callers outside the United States and Canada can find toll-free numbers for several countries available under “Dialing Options” at www.OlinHelp.com or can reach the Olin Help-Line by calling the United States collect at 1-770-810-1127.

Who pays for this proxy solicitation?

Olin will pay the entire expense of this proxy solicitation.

Who solicits the proxies and what is the cost of this proxy solicitation?

Our board is soliciting the proxies on behalf of Olin. We have engaged a third party to assist in the broker search and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $15,000 in total. In addition, Olin will reimburse brokers and other nominees for their expenses in forwarding proxy solicitation materials to holders.

How will the proxies be solicited?

Our directors, officers and employees may solicit proxies by personal interview, e-mail, mail and telephone, and a third party will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares.

How can I submit a shareholder proposal at the 2020 annual meeting?

If you want to present a proposal to be considered for inclusion in the proxy statement for the 2020 annual meeting, you must deliver the proposal in writing (and include the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than November 12, 2019. You must then present your proposal in person at the 2020 annual meeting.

If you want to present a proposal for consideration at the 2020 annual meeting without including your proposal in the proxy statement, you must deliver a written notice (containing the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA no later than January 24, 2020. You must also present your proposal in person at the 2020 annual meeting.

How can I recommend a director for the slate of candidates to be nominated by Olin’s board for election at the 2020 annual meeting?

You can suggest that our directors and corporate governance committee consider a person for inclusion in the slate of candidates to be proposed by the board for election at the 2020 annual meeting. A shareholder can recommend a person by delivering written notice to Olin’s board no later than October 11, 2019. The notice must include the information described under the heading “What Is Olin’s Director Nomination Process?” on page 21, and must be sent to the address indicated under that heading. The board is not required to include such nominee in the proxy statement.

How can I directly nominate a director for election to the board at the 2020 annual meeting?

According to Olin’s Bylaws, if you are a shareholder you may directly nominate an individual for election to the board if you deliver a written notice of the nomination to Olin’s Secretary no later than January 24, 2020. Your notice must include:

•	your name and address;

•	the name and address of the person you are nominating;

•

a statement that you are entitled to vote at the annual meeting (stating the number of shares you hold of record) and intend to appear at the annual meeting in person, or by proxy, to make the nomination;

•	a description of arrangements or understandings between you and others (and naming any such other persons), if any, pursuant to which you are making the nomination;

•	such other information about the nominee as would be required in a proxy statement filed under the SEC proxy rules; and

•	the written consent of the nominee to actually serve as a director, if elected.

Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

How can I obtain shareholder information?

Shareholders may contact EQ Shareowner Services, our registrar and transfer agent, who also manages our Automatic Dividend Reinvestment Plan at:

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100 USA

Telephone: 1-800-401-1957

Online: www.shareowneronline.com, click on “contact us.”

Shareholders can sign up for online account access through EQ Shareowner Services for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, investment plan statements, tax documents and more. To sign up log on to www.shareowneronline.com where step-by-step instructions will prompt you through enrollment or you may call 1-800-401-1957 from the United States or 1-651-450-4064 from outside the United States for customer service.

CERTAIN BENEFICIAL OWNERS

Except as listed below, to our knowledge, no person beneficially owned more than 5% of our common stock as of February 26, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

BlackRock, Inc.	19,355,169	(a)	11.6%
55 East 52nd Street
New York, NY 10055

FMR LLC	17,760,233	(b)	10.6%
245 Summer Street
Boston, MA 02210

The Vanguard Group, Inc.	15,877,131	(c)	9.5%
100 Vanguard Boulevard
Malvern, PA 19355

Adage Capital Partners, L.P.	10,022,867	(d)	6.0%
200 Clarendon Street, 52nd Floor
Boston, MA 02116

TIAA-CREF Investment Management, LLC	9,687,482	(e)	5.8%
Teachers Advisors, LLC
730 Third Avenue
New York, NY 10017

(a)

Based on Amendment No. 11 to a Schedule 13G filing dated January 29, 2019, as of December 31, 2018, BlackRock, Inc. had sole dispositive power over all of the shares reported and sole voting power over 18,915,141 of such shares.

(b)

Based on Amendment No. 1 to a Schedule 13G filing dated February 8, 2019, as of December 31, 2018, FMR LLC and Abigail P. Johnson had sole dispositive power over all of the shares reported and sole voting power over 75,887 shares of such shares and includes shares held by subsidiaries listed in the filing.

(c)

Based on Amendment No. 6 to a Schedule 13G filing dated February 11, 2019, as of December 31, 2018, The Vanguard Group, Inc. had sole voting power over 80,718 shares, sole dispositive power over 15,784,302 shares, shared voting power over 29,157 shares and shared dispositive power over 92,829 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 63,672 shares as a result of serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., was the beneficial owner of 46,303 shares as a result of serving as investment manager of Australian investment offerings.

(d)

Based on Amendment No. 3 to a Schedule 13G filing dated February 13, 2019, as of December 31, 2018, Adage Capital Partners, L.P. held shared voting and shared dispositive power over all of the reported shares with Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross.

(e)

Based on Amendment No. 3 to a Schedule 13G filing dated February 14, 2019, as of December 31, 2018, TIAA-CREF Investment Management, LLC had sole voting and dispositive power over 8,046,060 of such shares and Teachers Advisors, LLC had sole voting and dispositive power over 1,641,422 of such shares. Each of TIAA-CREF Investment Management, LLC and Teachers Advisors, LLC expressly disclaimed beneficial ownership of the other’s securities holdings and each disclaimed that it was a member of a group with the other.

ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS

Who are the individuals nominated by the board to serve as directors?

The board of directors is divided into three classes. Each class has a term of office for three years, and the term of each class ends in a different year. Donald Bogus will be retiring from his position as a director at the 2019 annual meeting. In addition, Ms. Streeter, who joined the board in 2018, resigned her position as a director in January 2019. Virginia law and Olin’s Bylaws require that any director elected by the board of directors (rather than the shareholders) serve only until the earlier of the next election of directors by the shareholders and until his or her successor is elected or until his or her earlier death, resignation or removal. The board has nominated Messrs. Bunch, O’Connor, Sutton and Weideman as Class I directors with terms expiring in 2022 and Mr. Larrimore as a Class II director with his term expiring in 2020. Mr. Larrimore will move from a Class I director to a Class II director in view of his reaching mandatory retirement age as of the 2020 annual meeting and in order to help maintain, as much as possible, an even number of directors in each class. The board expects that all of the nominees will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by the board, unless the board reduces the number of directors.

The board of directors recommends a vote FOR the election of Messrs. Bunch, O’Connor, Sutton and Weideman as Class I directors and Mr. Larrimore as a Class II director.

How many votes are required to elect a director?

A nominee will be elected as a director by a majority of the votes cast. A majority of the votes cast means that the number of votes FOR a nominee must exceed the number of votes AGAINST that nominee. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast and will not affect the outcome of the vote in the election of directors.

Business Experience of Nominees

Set forth on the following pages are descriptions of the business experience of each director nominee, including a brief summary of the specific experience, qualifications, attributes and skills that led our board to conclude that these individuals should serve as our directors.

      CLASS I

      NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2022

C. ROBERT BUNCH, 64, served as Chairman of the Board and Chief Executive Officer of Global Tubing, LLC (a privately held company formed in April 2007, to manufacture and sell coiled tubing and related products and services to the energy industry which was acquired by Forum Energy Technologies, Inc. (NYSE: FET) and Quantum Energy Partners in July 2013) from May 2007 until June 2013. Mr. Bunch served as Chairman of Maverick Tube Corporation (a producer of welded tubular steel products used in energy and industrial applications which was acquired by Tenaris, S.A. in October 2006) from January 2005 until October 2006, and as President and Chief Executive Officer from October 2004 until October 2006. Prior to joining Maverick, he was an independent oil service consultant from 2003 until 2004, and from 2002 to 2003, he served as President and Chief Operating Officer at Input/Output, Inc. (an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry). From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston. From May 2004 until August 2008, Mr. Bunch served on the board of directors (and as Chairman from January 2007 to August 2008) of Pioneer Drilling Company (a provider of land contract drilling services to independent and major oil and gas exploration and production companies). Olin director since December 2005; Chair of the Compensation Committee and member of the Directors and Corporate Governance Committee and Executive Committee. Mr. Bunch’s broad management responsibilities provide relevant experience in a number of strategic and operational areas.

JOHN M. B. O’CONNOR, 64, is Chairman and Chief Executive Officer of J.H. Whitney Investment Management, LLC (an alternative investment firm), a position he has held since January 2005 and Chief Executive Officer of Whitney Strategic Services, LLC (a provider of global economic advisory services to the US Department of Defense). From January 2009 through March 2011, he served as Chief Executive Officer of Tactronics Holdings, LLC (a Whitney Capital Partners portfolio holding company that provided tactical integrated electronic systems to U.S. and foreign military customers as well as the composite armor solutions for military vehicles through its Armostruxx division). Previously, Mr. O’Connor was Chairman of JP Morgan Alternative Asset Management, Inc. (part of the investment manager arm of JP Morgan) and an Executive Partner of JP Morgan Partners (a private equity firm). He was also a member of the Risk Management Committee of JP Morgan Chase, which was responsible for policy formulation and oversight of all market and credit risk taking activities globally. Mr. O’Connor earned a bachelor’s degree in economics from Tulane University and a master’s degree in business administration from Columbia University Graduate School of Business. Mr. O’Connor is a member of the board of directors of IntegriCo Composites, Inc. (a privately held specialized composite products manufacturer) and Sequoia Holdings Inc. (a provider of engineering and cloud orchestration services to the national security sector). He also serves on the advisory boards of American Friends of the Clock Tower Fund, Avenue Impact Strategies, Chart National Capital, Cornell University College of Veterinary Medicine, Game Conservancy USA and UK Game Conservancy and Wildlife Trust, Grayson-Jockey Club Research Foundation, Global Guardian, LLC and New York Green Bank. He is also chairman of the American Friends of the Clock Tower Fund and treasurer of the UK Game Conservancy and Wildlife Trust. Mr. O’Connor serves as a member of the Department of Defense Business Board and as the Civilian Aide to the Secretary of the Army (CASA) for New York (South). Olin director since January 2006; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. O’Connor’s hedge fund and investment banking experience allow him to contribute broad financial and global expertise.

SCOTT M. SUTTON, 54, served as Chief Operating Officer of Celanese Corporation (NYSE: CE; a global technology and specialty materials company) from March 2017 through February 2019. Prior to that, Mr. Sutton served as Executive Vice President and President, Materials Solutions from June 2015 to February 2017; Vice President and General Manager, Engineered Materials from January 2015 to June 2015; Vice President of Supply Chain from March 2014 to January 2015; and Vice President of Acetic Acid and Anhydride from August 2013 to March 2014, all at Celanese. Previously, he was President and General Manager of Chemtura Corporation’s AgroSolutions business, business manager for Landmark Structures and a division vice president for Albemarle Corporation. Mr. Sutton earned a bachelor’s degree in civil engineering from Louisiana State University and is a registered professional engineer in Texas. Olin director since September 2018; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. Sutton’s extensive experience in operations, engineering, manufacturing, finance, sales, marketing and management provides him with valuable knowledge of complex businesses with worldwide operations.

WILLIAM H. WEIDEMAN, 64, retired in January 2015, from his position as Chief Financial Officer and Executive Vice President of The Dow Chemical Company, now known as DowDuPont Inc. (NYSE: DWDP; a diversified chemical manufacturing company), a position he held since March 2010. Prior to that, Mr. Weideman served as an Interim Chief Financial Officer from November 2009 to March 2010, and Executive Vice President of Finance, Dow Agrosciences & Corporate Strategic Development from April 2010 to September 2012, all at Dow. He joined Dow in 1976 as a Cost Accountant in Midland, Michigan and held a variety of accounting and controller roles for different Dow businesses. Olin’s board of directors has determined that Mr. Weideman qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Weideman earned a bachelor’s degree in business administration and accounting from Central Michigan University. He is on the board of directors of the Mid-Michigan Medical Center and is on the board of trustees for Central Michigan University. From October 30, 2011 until December 31, 2015, he served as a director of Sadara Chemical Company (a joint venture between Saudi Aramco and Dow) and from August 30, 2000 until December 31, 2015, he was a director of the Dow Chemical Employees’ Credit Union. Olin director since October 2015; Lead Director; Chair of the Audit Committee and a member of the Compensation Committee, Directors and Corporate Governance Committee and Executive Committee. Mr. Weideman’s extensive history with Dow provides him with valuable financial and business administration expertise.

      CLASS II

      NOMINEE FOR ONE-YEAR TERM EXPIRING IN 2020

RANDALL W. LARRIMORE, 71, served as Chairman of Olin from April 2003 through June 2005. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc., now owned by Staples, Inc. From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., now called Fortune Brands Home & Security LLC (NYSE: FBHS; a consumer products company). He earned a bachelor’s degree from Swarthmore College with a major in economics and a master’s degree in business administration from Harvard Business School. He is chair of the governance committee and a member of the board of directors and compensation committee of Campbell Soup Company (a manufacturer and marketer of soup and other food products), and a member of the board of directors of Nixon Uniform Service and Medical Wear (a privately held company that provides, launders, and delivers medical apparel, linens, and other reusable products, primarily to healthcare providers) and Chesapeake Conservancy (a non-profit organization to protect and restore the Chesapeake Bay). He was also a Captain in the U.S. Army Reserves. Olin director since January 1998; Chair of the Directors and Corporate Governance Committee and a member of the Audit Committee, the Compensation Committee and the Executive Committee. Mr. Larrimore brings expertise in marketing, sales, strategic planning, mergers and acquisitions and general management.

Business Experience of Continuing Directors

Set forth on the following pages are descriptions of the business experience of each continuing director. The terms of the following directors will continue after the 2019 annual meeting, as indicated below.

CLASS II

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2020

GRAY G. BENOIST, 66, retired in March 2012, from his position as an officer on special assignment of Belden, Inc. (NYSE: BDC; a designer, manufacturer and marketer of signal transmission solutions, including cable, connectivity and active components for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios, and aerospace), a position he held since January 1, 2012. From August 2006 until January 1, 2012, he served as Senior Vice President, Finance and Chief Financial Officer of Belden and from November 2009 until January 2012, he also served as Chief Accounting Officer and prior to that, as Senior Vice President, Director of Finance of the Networks Segment of Motorola Inc. (a business unit responsible for the global design, manufacturing, and distribution of wireless and wired telecom system solutions). During more than 25 years with Motorola, Mr. Benoist served in senior financial and general management roles across Motorola’s portfolio of businesses, including the Personal Communications Sector, Integrated and Electronic Systems Sector, Multimedia Group, Wireless Data Group, and Cellular Infrastructure Group. He earned a bachelor’s degree in finance and accounting from Southern Illinois University and a master’s degree in business administration from the University of Chicago. Mr. Benoist serves on the board of directors of Neurowrx, Inc. (a not-for-profit organization in Canada with the mission of accelerating global STEM employment for autistic individuals). He is also treasurer of MindSpark, Inc., (a subsidiary of Auticon, GmBh doing business as Auticon, US and delivering software testing services through the employment of adults with autism spectrum disorder). Olin director since February 2009; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. Benoist’s chief financial officer experience provides him with valuable financial and accounting expertise.

JOHN E. FISCHER, 63, became Chairman, President and Chief Executive Officer of Olin on April 27, 2017. He served as President and Chief Executive Officer from May 2016 to April 26, 2017; from May 2014 through April 2016, he served as President and Chief Operating Officer; from October 2010 until May 2014, he served as Senior Vice President and Chief Financial Officer; from May 2005 to October 2010, he served as Vice President and Chief Financial Officer; and from June 2004 until May 2005, he served as Vice President, Finance and Controller, after rejoining Olin in early 2004. From 2002 through 2003, he served as an independent financial consultant to Olin and other unaffiliated companies. From 1996 through 2001, he directed all financial functions, acquisitions and divestments for Primex Technologies, Inc. (a munitions, propellants, satellite propulsion systems and electronic products manufacturing company spun off from Olin in 1996; now called General Dynamics Ordnance and Tactical Systems). Prior to this, Mr. Fischer was Vice President and Financial Officer for Olin’s Ordnance division where he supervised all division financial reporting and planning and government contract management. He began his career with General Defense Corporation in 1977, serving in various accounting and cost accounting positions prior to being appointed Controller in 1985. Mr. Fischer earned a bachelor’s degree in accounting and economics from Franklin and Marshall College and a master’s degree in finance from Pennsylvania State University. Mr. Fischer’s extensive financial and executive management experience, deep knowledge of Olin and extensive involvement in the transaction of the acquired businesses from The Dow Chemical Company (now known as DowDuPont Inc.) and his leading the integration provide valuable expertise.

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2021

EARL L. SHIPP, 61, retired in September 2017, from his position as Vice President, US Gulf Coast Operations of The Dow Chemical Company, now known as DowDuPont Inc. (NYSE: DWDP; a diversified chemical manufacturing company), a position he held since November 2010. Prior to that, Mr. Shipp served as President—Dow Africa from June 2009 to October 2010 and President—Basic Chemicals Group at Dow from May 2007 to May 2009. During his 36 years at Dow, he held a variety of leadership and engineering roles, including appointments as Site Director of Louisiana Operations and Global Operations Director for Propylene Oxide/Propylene Glycol in 2000, Business Director for Propylene Oxide/Propylene Glycol in February 2004, Business Vice President for Oxides and Glycols in July 2005 and Business Vice President—Ethylene Oxide and Ethylene Glycol and President—India, Middle East and Africa Region in February 2006. Mr. Shipp earned a bachelor’s degree in chemical engineering from Wayne State University and completed the executive education program at Indiana State University School of Business. He is a member of the board of directors of National Grid plc and on the safety, environment and health, nominations and remuneration committees. He is also a member of the board of directors of CHI St. Luke’s Health, Brazoria Fort Bend Rail District and The Economic Development Alliance of Brazoria County, Texas. Olin director since October 2017; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. Shipp’s extensive management expertise in manufacturing and operations provides him with valuable knowledge of the chemical industry.

VINCENT J. SMITH, 69, retired in 2004, from his position as President and Chief Executive Officer of Dow Chemical Canada, a subsidiary of The Dow Chemical Company, now known as DowDuPont Inc. (NYSE: DWDP; a diversified chemical manufacturing company), a position he held from 2001. From 1972 to 2000, he held positions of increasing responsibility in engineering, manufacturing and management, including the position of Business Director for Dow’s global chlor-alkali assets. Mr. Smith earned a bachelor’s degree in chemical engineering from McMaster University. Olin director since August 2008; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Smith’s executive service has provided him with valuable international and manufacturing experience, together with extensive knowledge of the chlor alkali industry.

CAROL A. WILLIAMS, 60, retired in early 2015, from her position as special advisor to the Chief Executive Officer of The Dow Chemical Company, now known as DowDuPont Inc. (NYSE: DWDP; a diversified chemical manufacturing company). Prior to her special advisor role, she served as Dow’s Executive Vice President of Manufacturing and Engineering, Supply Chain and Environmental, Health & Safety Operations. During Ms. Williams’ 34 year history at Dow, she assumed increasingly more significant management positions in research and development before becoming operations leader and then Vice President for the global chlor-alkali assets business. She was named Senior Vice President of Basic Chemicals in 2009 and President of Chemicals & Energy in 2010. Ms. Williams earned a bachelor’s degree in chemical engineering from Carnegie Mellon University. She is the independent board chair and serves on the board of directors and the nominating/governance committee of Owens-Illinois Inc. (a leading producer of high quality glass packaging). Ms. Williams is also a member of the Engineering Advisory Board and Energy Futures Institute Presidential Consultation Committee for Carnegie Mellon University. From 2012 through June 2015, she was on the board of directors of Zep, Inc. (a supplier of industrial cleaning materials). Olin director since October 2015; member of the Compensation Committee and the Directors and Corporate Governance Committee. Ms. Williams’ extensive management expertise from manufacturing to purchasing to supply chain as well as her substantial experience in research and development provides her with valuable knowledge of the chemicals industry.

CORPORATE GOVERNANCE MATTERS

How Many Meetings Did Board Members Attend?

During 2018, the board held nine meetings. As part of each regularly scheduled board meeting, the non-employee directors met in executive session. All directors attended over 95% of the 2018 meetings of the board and committees of the board on which they served. In addition, during their entire period of service, each director attended over 90% of the meetings of the board and committees of the board on which he or she served. All of our directors at the time of the 2018 annual meeting attended the meeting. We have a policy requiring directors to attend each annual meeting, absent serious extenuating circumstances.

Which Board Members Are Independent?

Our board has determined that all of its members, except Mr. Fischer, are independent, or were independent while serving on the board, in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, the board confirms that a director has no relationship with Olin that violates the “bright line” independence standards under the NYSE listing standards. The board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In assessing the materiality of a director’s relationship to Olin, the board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. The board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our board of directors has adopted a bright line test for the types of de minimis transactions that do not warrant board consideration when making director independence determinations. This policy provides that the following transactions do not impair a director’s independence, and are not considered by our board in its determination of director independence:

•	our match of up to $5,000 in charitable contributions made by directors under our 50% matching contribution program, which is available to all employees; and

•

any transaction or series of transactions between Olin (or its subsidiaries) and a director (or an organization in which he/she serves as a director, partner, shareholder or officer) for the purchase or sale of products or services that (i) involve less than $50,000 in the aggregate in any 12-month period and (ii) have the same pricing and other terms and conditions as transactions with unrelated and similarly situated customers or suppliers.

Except as provided below, during 2018, none of our current or former non-employee directors had any relationship or transaction other than those which are permitted under the bright line standards described above.

In 2018, we sold an aggregate of approximately $108,000 of chlor alkali products to Celanese Corporation and we purchased an aggregate of approximately $611,000 of product from Celanese Corporation. One of our directors, Scott Sutton, served as chief operating officer of Celanese in 2018. Our board determined that Mr. Sutton had no material interest in these sales transactions and they did not impair Mr. Sutton’s independence because the transactions were made on customary terms and conditions, and amounted to less than 0.01% of Celanese’s total sales and 0.002% of Olin’s total sales.

In 2018, we purchased approximately $2,932,000 of energy-related services from National Grid US and received approximately $598,000 in payments for our participation in National Grid’s demand response program. In January 2019, one of our directors, Earl Shipp, became a member of the board of directors of National Grid plc and serves on such board’s safety, environment and health committee, its nominations committee and its remuneration committee. Our board determined that Mr. Shipp had no material interest in these transactions and they did not impair Mr. Shipp’s independence because the transactions were made on customary terms and conditions, and amounted to less than 0.002% of National Grid plc’s total sales and 0.01% of Olin’s total sales.

Does Olin Have Corporate Governance Guidelines and a Code of Conduct?

The board has adopted Principles of Corporate Governance and a Code of Conduct. The Code of Conduct applies to our directors and all of our employees, including our chief executive officer (CEO), chief financial officer (CFO) and principal accounting officer/controller. We discuss certain provisions of these documents in more detail under the heading “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Each of our three major standing board committees (Audit, Compensation and Directors and Corporate Governance) acts under a written charter adopted by the board. The committee charters can be viewed on our website at www.olin.com/investors/leadership-governance/committees. The Principles of Corporate Governance and Code of Conduct can all be viewed on our website at www.olin.com/investors/leadership-governance/governance-documents. In addition, we will disclose on that website any amendment to, or waiver from, a provision of our Code of Conduct for our directors and executive officers, including our CEO, CFO, principal accounting officer/controller or other employees performing similar functions.

Does Olin Prohibit Hedging and Pledging of Its Stock by Insiders?

Under our insider trading policy, our directors and executive officers are prohibited from engaging in any:

•	hedging or monetization transactions in our securities where the director or executive officer continues to own the underlying security without all the risks or rewards of ownership; or

•	pledging of our securities whether as part of a hedging transaction or loan transaction.

As of February 26, 2019, no shares of our common stock were pledged by any director or executive officer.

Do Olin’s Board and Committees Conduct Evaluations?

As required by NYSE rules, Olin’s board of directors as well as its Audit, Compensation and Directors and Corporate Governance Committees each conduct an annual performance evaluation.

What Are the Committees of the Board?

Our committees of the board are:

The Audit Committee, which held six meetings during 2018, advises the board on internal and external audit matters affecting us. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the audit committee is comprised solely of directors who meet the enhanced independence standards for audit committee members under the Securities Exchange Act of 1934 (Exchange Act) and the related rules as incorporated into the NYSE standard for independence. Its current members are: William H. Weideman (Chair), Gray G. Benoist, Randall W. Larrimore, John M. B. O’Connor, Earl L. Shipp and Scott M. Sutton. The board has determined that Mr. Weideman meets the SEC definition of an “audit committee financial expert,” and that each of the members of the audit committee is financially literate, as such term is interpreted by the board in its business judgment. The audit committee:

•	has sole authority to directly appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm;

•

reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;

•	pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;

•	reviews its charter annually and ensures it is publicly available in accordance with SEC regulations;

•

reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our annual reports on Form 10-K and quarterly reports on Form 10-Q before filing or distribution;

•	reviews with management and our independent registered public accounting firm the interim financial results and related press releases before issuance to the public;

•	reviews audit plans, activities and reports of our internal and regulatory audit departments;

•	reviews the presentations by management and our independent registered public accounting firm regarding our financial results;

•	monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;

•	monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation compliance;

•	monitors our enterprise risk management process;

•	oversees our ethics and business conduct programs and procedures;

•	reviews our compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

•	has the authority to hire its own independent advisors.

The Compensation Committee, which held six meetings during 2018, sets policies, develops and monitors strategies for, and administers, the programs that are used to compensate the CEO and other senior executives. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the compensation committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: C. Robert Bunch (Chair), Donald W. Bogus, Randall W. Larrimore, Vincent J. Smith, William H. Weideman and Carol A. Williams. The compensation committee:

•	approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of base salary, annual incentive standard and long-term incentive guideline award;

•	approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;

•	administers the incentive compensation plans, stock option plans, and long-term incentive plans;

•	annually evaluates the performance of the CEO;

•	performs settlor functions for our retirement plans, such as establishing, amending and terminating such plans (which authority has also been delegated to a management committee);

•	approves executive and change in control agreements;

•	reviews and establishes the compensation of non-employee directors;

•

reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to the board of directors regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	has the authority to hire its own independent advisors.

The Directors and Corporate Governance Committee, which held six meetings during 2018, assists the board in fulfilling its responsibility to our shareholders relating to the selection and nomination of officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the directors and corporate governance committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Randall W. Larrimore (Chair), Gray G. Benoist, Donald W. Bogus, C. Robert Bunch, John M. B. O’Connor, Earl L. Shipp, Vincent J. Smith, Scott M. Sutton, William H. Weideman and Carol A. Williams. The directors and corporate governance committee:

•	makes recommendations to the board regarding the election of the CEO;

•	reviews the nominees for our other officers;

•	makes recommendations to the board regarding the size and composition of the board and the qualifications and experience that might be sought in board nominees;

•

seeks out and recommends possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and re-nomination as directors;

•	assesses whether the qualifications and experience of board nominees meet the current needs of the board;

•	reviews plans for management development and succession;

•

periodically reviews corporate governance trends, issues and best practices and makes recommendations to the board regarding the adoption of best practices most appropriate for the governance of the affairs of the board;

•	reviews and makes recommendations to the board regarding the composition, duties and responsibilities of various board committees;

•	reviews and advises the board on such matters as protection against liability and indemnification;

•	reports periodically to the board on the performance of the board itself as a whole; and

•	has the authority to hire its own independent advisors.

The Executive Committee meets as needed in accordance with Olin’s Bylaws. Between meetings of the board, the executive committee may exercise all the power and authority of the board (including authority and power over our financial affairs) except for matters reserved to the full board by Virginia law and matters for which the board gives specific directions. During 2018, this committee held no meetings. The executive committee members are: John E. Fischer (Chair), C. Robert Bunch, Randall W. Larrimore and William H. Weideman.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during 2018 (Messrs. Bogus, Bunch, Larrimore, Smith and Weideman and Mses. Streeter and Williams):

•	served as an employee for Olin during that year;

•	is currently or has ever been an officer of Olin; or

•	had any relationship with Olin requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers:

•	serves on the compensation committee of any other company for which one of our directors serves as an executive officer; or

•	serves on the board of directors of any other company where a member of our compensation committee serves as an executive officer.

What Is Olin’s Director Nomination Process?

Our directors and corporate governance committee acts as our nominating committee. As a policy, the committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that the board chair, CEO, lead director, other directors, employees and shareholders may recommend director nominees to the committee. The committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. The committee reviews and evaluates each nominee and the committee chair, the board chair, CEO and lead director interview the potential new board candidates selected by the committee. The interview results, along with the committee’s recommended nominees, are submitted to the full board.

Our Principles of Corporate Governance describe criteria for new board members to include recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. The committee is tasked with seeking board members with the personal qualities and experience that taken together will ensure a strong board of directors. Although we have no formal policy on diversity for board members, our Principles of Corporate Governance provide that racial, ethnic and gender diversity are important factors in assessing potential board members, in addition to particular qualifications and experience required to meet the needs of the board. Furthermore, as part of the committee’s review of board composition, the board considers diversity of experience and background in an effort to ensure that the composition of our directors ensures a strong and effective board. Our Principles of Corporate Governance cite strength of character, an inquiring and independent mind, practical wisdom and mature judgment as among the principal qualities of an effective director.

This year, we have five nominees standing for election or re-election.

A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of his or her experience and other qualifications for the position, in writing addressed to the board of directors in care of the Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 USA. The notice may be sent at any time, but for a candidate to be considered by the committee as a nominee for an annual meeting, we must receive the written information at least 150 days before the anniversary of the date of the prior year’s proxy statement. For example, for candidates to be considered for nomination by the committee at the 2020 annual meeting, we must receive the information from shareholders on or before October 11, 2019.

In addition to shareholders proposing candidates for consideration by the committee, Olin’s Bylaws allow shareholders to directly nominate individuals at the annual meeting for election to the board by delivering a written notice as described under the heading “MISCELLANEOUS—How can I directly nominate a director for election to the board at the 2020 annual meeting?” on page 7. Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

What Is the Board Leadership Structure?

Our Principles of Corporate Governance state that our board may select either a combined CEO board chair coupled with a lead director or appoint a board chair who does not also serve as CEO. Currently, Mr. Fischer serves as our combined CEO and chairman of the board, and the board selected Mr. Weideman as our independent lead director.

The board believes that this leadership structure is best for Olin at the current time, as it appropriately balances the need for the CEO to run the company on a day-to-day basis with significant involvement and authority vested in an outside independent board member—the lead director. Our lead director assumes many functions traditionally within the purview of a chairman of the board. Under our Principles of Corporate Governance, our lead director must be independent, and is responsible for:

•	advising on the board meeting schedule to ensure that the independent directors can perform their duties responsibly without interfering with company operations;

•	approving agendas for board and committee meetings and information sent to the board;

•	advising on quality, quantity, and timeliness of the flow of information from management to independent directors;

•	interviewing all potential new board candidates, and making recommendations on candidates;

•	chairing all executive sessions of the board’s independent directors;

•	acting as principal liaison between the independent directors and the chair on sensitive issues;

•	recommending membership and chairs of board committees;

•	recommending to the board chair the retention of consultants who report directly to the board;

•	calling meetings of the independent directors; and

•	being available for direct communication if requested by major shareholders, as appropriate.

How Does the Board Oversee Olin’s Risk Management Process?

Our board is responsible for oversight of Olin’s risk assessment and management process. The board delegated to the compensation committee basic responsibility for oversight of management’s compensation risk assessment, and that committee reports to the board on its review. Our board also delegated tasks related to risk process oversight to our audit committee, which reports the results of its review process to the board. The audit committee’s process includes:

•	a review, at least annually, of our internal audit process, including the organizational structure and staff qualifications, as well as the scope and methodology of the internal audit process; and

•

a review, at least annually, of our enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place, including discussion of the major risk exposures identified by Olin, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to the reports from the audit and compensation committees, our board periodically discusses risk oversight, including as part of its annual detailed corporate strategy review.

Brian J. Clucas, our Vice President, Global Internal Audit, reports directly to our audit committee and has direct and unrestricted access to that committee. Todd A. Slater, our Vice President and CFO, oversees our ERM process and fulfills the responsibilities of a chief risk officer. Mr. Slater reports to our CEO, but has direct access to our audit committee chair. Messrs. Slater and Clucas, individually or with other members of our management team, periodically meet in executive session with the audit committee.

REPORT OF THE AUDIT COMMITTEE

The audit committee’s primary responsibility is to assist the board in its oversight of the integrity of Olin’s financial reporting process and systems of internal control, to evaluate the independence and performance of Olin’s independent registered public accounting firm, KPMG LLP, and internal audit functions and to encourage private communication between the audit committee and KPMG and the internal auditors.

The committee held six meetings during the year. During the second half of 2018, the audit committee also completed a self-assessment.

In discharging its responsibility, the audit committee reviewed and discussed the audited financial statements for fiscal year 2018 with management and KPMG, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No.1301, Communications with Audit Committees.

In addition, the audit committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence. The audit committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. The audit committee also negotiated the hiring of KPMG for the 2018 audit and pre-approved all fees which SEC rules require the committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.

Based on the audit committee’s discussions with management and KPMG and the audit committee’s review of KPMG’s written report and the other materials discussed above, the audit committee recommended that the board of directors include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2018, to be filed with the SEC.

February 18, 2019

William H. Weideman, Chair

Gray G. Benoist

Randall W. Larrimore

John M. B. O’Connor

Earl L. Shipp

Scott M. Sutton

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by each director, director nominee and by the named executive officers in the Summary Compensation Table?

This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2019. Those persons include each director, director nominee, each named executive officer (NEO) in the Summary Compensation Table on page 48, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)	Percent of Common Stock (b)
Gray G. Benoist	46,884	—
Donald W. Bogus (1)	144,636	—
C. Robert Bunch	21,096	—
Randall W. Larrimore (2)	74,702	—
John M. B. O’Connor (3)	34,239	—
Earl L. Shipp	18,847	—
Vincent J. Smith	45,436	—
Scott M. Sutton	17,822	—
William H. Weideman	21,703	—
Carol A. Williams	21,703	—
John E. Fischer (4)	956,123	—
Todd A. Slater	372,949	—
Pat D. Dawson (5)	326,667	—
John L. McIntosh (6)	486,400	—
James A. Varilek (7)	162,587	—
Directors and executive officers as a group, including those named above (21 persons)	3,104,315	1.9

(1)	Mr. Bogus shares voting and investment power with his spouse over 1,000 shares of common stock.

(2)

Mr. Larrimore beneficially owns 58,765 shares of common stock through his Family Trust, over which he exercises the right to control and dispose of those shares. He disclaims beneficial ownership of 5,200 shares of common stock held by the 15 Seaside Trust, pursuant to Form 4 footnote filed on November 14, 2018.

(3)	Mr. O’Connor shares voting and investment power with his spouse over 8,853 shares of common stock held by the 2001 John M. B. O’Connor Family Trust.

(4)	Mr. Fischer beneficially owns 188,292 shares of common stock through his Revocable Trust.

(5)	Mr. Dawson beneficially owns 40,000 shares of common stock through his Revocable Trust.

(6)	Mr. McIntosh beneficially owns 111,312 shares of common stock with his spouse.

(7)	Mr. Varilek beneficially owns 29,004 shares of common stock through his Revocable Trust.

(a)

Includes shares credited under the CEOP on January 15, 2019, phantom stock units credited to deferred accounts under the Amended and Restated 1997 Stock Plan for Non-employee Directors (the Directors Plan) and shares that may be acquired within 60 days (by March 15, 2019) through the exercise of stock options as follows:

Name	Number of Phantom Stock Units Held in Director Deferred Accounts*	Number of Shares Subject to Options Exercisable in 60 days
Gray G. Benoist	15,575	—
Donald W. Bogus	32,018	—
C. Robert Bunch	15,999	—
Randall W. Larrimore	15,937	—
John M. B. O’Connor	14,700	—
Earl L. Shipp	11,747	—
Vincent J. Smith	14,700	—
Scott M. Sutton	2,822	—
William H. Weideman	16,000	—
Carol A. Williams	18,851	—
John E. Fischer	—	767,200
Todd A. Slater	—	294,583
Pat D. Dawson	—	286,667
John L. McIntosh	—	365,084
James A. Varilek	—	130,584
Directors and executive officers as a group, including those named above (21 persons)	158,350	2,092,620

*	Such securities have no voting rights.

(b)	Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Principles of Corporate Governance and our Code of Conduct include policies and procedures requiring pre-approval of certain transactions involving our directors and employees and their family members and affiliated organizations if Olin is a direct or indirect participant. The policies define “family member” to mean a spouse, child, sibling, stepchild, parent, stepparent, mother-, father-, son-, daughter-, brother- or sister- in-law, or any other person living with the individual (except tenants and household employees). Affiliated organizations include those entities where the individual or family member serves as a director, executive officer or holder of 5% or more of the equity interests.

Our Principles of Corporate Governance require the directors and corporate governance committee (or, if that committee determines it is appropriate, the board) to pre-approve the following transactions with directors, family members and affiliated organizations:

•	charitable contributions of more than $10,000 in a fiscal year;

•

transactions involving more than $120,000 (individually or in the aggregate) in a fiscal year (other than purchases or sales of goods and services contracted for by Olin business units in the normal course of business);

•	transactions in excess of $120,000 in a fiscal year for consulting or personal services;

•	transactions in excess of $120,000 in a fiscal year directly with (or involving direct compensation to) a director or family member;

•

transactions involving more than $120,000 (individually or in the aggregate) in a fiscal year (other than purchases or sales of goods and services contracted for by Olin business units in the normal course of business); and

•	transactions (even in the ordinary course of business) involving the greater of $1 million or 2% of consolidated gross revenues of either Olin or the other party.

Our Principles of Corporate Governance require our directors and corporate governance committee to pre-approve service by any senior executive (our CEO and other Section 16 officers) on the board of another public company or on the board of any private company that would represent a material commitment of time. In addition, our Code of Conduct and related Corporate Policy Statements require the approval of the board of directors before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our CEO, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any direct or indirect interest in, or any involvement with or obligation to, any business organization (including any non-profit entity to which Olin makes contributions) which does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

In granting pre-approval, the directors and corporate governance committee, board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC, and these persons must furnish us with copies of the forms they file. Officers, directors and 10% beneficial owners complied with Section 16(a) filing requirements in 2018.

RESPONSIBLE CARE AND SUSTAINABILITY

Throughout its 127-year history, Olin has been known as a responsible corporate citizen. We are committed to leveraging the principles of Responsible Care® within our operations globally to drive excellence in environmental, health, safety and security stewardship. We value our people, the communities in which we operate, our customers, and the environment. The Olin Sustainability Platform encompasses actions to manage energy and climate, ensure resource efficiency of our operations, measure and assess product sustainability, and engage our communities and employees on matters most relevant to Olin and our stakeholders.

During 2018, the chemical division of Olin achieved third-party certification to the RC 14001:2015 standard, including the internationally recognized ISO 14001:2015 standard for environmental management systems. We also received ISO 50001 (energy) certification in Germany. Our product stewardship policy incorporates the American Chemistry Council’s Product Safety Code in our chemicals business segments and ensures that our product safety performance is properly evaluated and continuously improved, and relevant elements made publicly available. We are committed to open and transparent reporting and regularly conduct audits to ensure compliance with the highest global standards.

Olin was honored in 2018 to receive numerous recognitions and accolades from global agencies and industry associations for our achievements in energy efficiency, waste minimization, reuse and recycling, and safety and environmental stewardship. In 2018, we were awarded the American Association of Railroads’ Grand Slam award for the third consecutive year. The award is recognition by at least four North American Class 1 Railroads for our efforts to reduce non-accidental environmental releases.

Olin’s board of directors has accountability for oversight of our environmental and safety performance, which it reviews no less than each quarter. The board also has responsibility for monitoring our response to important public policy issues, including sustainability, which is reviewed on a routine basis. Business ethics, diversity, and talent management are additional key subjects related to sustainability that are discussed by the board. Further, the compensation committee has structured our compensation program to balance financial results with Olin’s achievement of annual goals relating to environmental impact, safety, sustainability, and ethical conduct. We also have engaged with our shareholders on sustainability matters.

For information about how we manage our commitments to Responsible Care and sustainability, please visit the Corporate Responsibility page of our website at www.olin.com/corporate-responsibility.

EXECUTIVE OFFICERS

The below table sets forth information regarding our executive officers as of February 26, 2019:

Name and Age	Title	Served as an Olin Officer Since
John E. Fischer (63)	Chairman, President and CEO	2004
Eric A. Blanchard (62)	Vice President, General Counsel and Secretary	2017
Pat D. Dawson (61)	Executive Vice President and President, Epoxy & International	2015
Brett A. Flaugher (54)	Vice President and President, Winchester	2018
John L. McIntosh (64)	Executive Vice President Synergies and Systems	1999
Valerie A. Peters (55)	Vice President, Human Resources	2018
John M. Sampson (58)	Senior Vice President, Business Operations	2015
Todd A. Slater (55)	Vice President and CFO	2005
Randee N. Sumner (45)	Vice President and Controller	2014
James A. Varilek (60)	Executive Vice President and President, Chlor Alkali Vinyls and Services	2015
Teresa M. Vermillion (43)	Vice President and Treasurer	2018

No family relationship exists between any of the above NEOs or our directors. Such officers were elected to serve, subject to the Bylaws, until their respective successors are chosen.

Messrs. Fischer, McIntosh and Slater have served as executive officers of Olin for more than five years and all executive officers except Messrs. Blanchard, Dawson, Sampson and Varilek have been employed by Olin for over five years.

Eric A. Blanchard was appointed Vice President, General Counsel and Secretary of Olin effective March 6, 2017. From 2006 through March 1, 2017, he served as Senior Vice President, General Counsel and Secretary at Essendant Inc. From 2002 through 2006, he served as Vice President, General Counsel and Corporate Secretary at Tennant Company. From 1999 through 2002, he served as President of Dairy Group; from 1993 through 1999, he served as Vice President, Secretary and Chief Legal Counsel; and from 1986 through 1993, he served as General Counsel and Corporate Secretary, all at Dean Foods Company. From 1981 through 1986, he was an associate attorney at Schiff Hardin & Waite.

Pat D. Dawson was appointed Executive Vice President of Olin and President, Epoxy & International effective October 5, 2015. From July 2013 through October 4, 2015, he was Senior Vice President, Epoxy and Corporate Project Development; from September 2009 to July 2013, he served as the President of Dow Asia Pacific; and from January 2004 to September 2009, he served as Group President for the Polyurethanes Business, all at The Dow Chemical Company, now known as DowDupont Inc. His career began at Dow in 1980.

John E. Fischer became Chairman, President and CEO of Olin effective April 27, 2017. From May 1, 2016 to April 26, 2017, he served as President and CEO; from May 2014 to April 30, 2016, he served as President and Chief Operating Officer; from October 2010 until May 2014, he served as Senior Vice President and CFO; from May 2005 to October 2010, he served as Vice President and CFO; and from June 2004 until May 2005, he served as Vice President, Finance and Controller, all at Olin.

Brett A. Flaugher was appointed Vice President of Olin and President, Winchester effective January 1, 2018, and assumed his current duties in October 2016. From January 2003 until September 2016, he served as Vice President, Marketing & Sales at Winchester. He joined Olin in 1986 as a

Sales Representative in the Winchester Ammunition Division for the Texas and Oklahoma area and held a number of positions of increasing responsibility within Winchester’s sales and marketing department.

John L. McIntosh was appointed as Executive Vice President Synergies and Systems of Olin effective January 1, 2017. From October 5, 2015 until December 31, 2016, he served as Executive Vice President, Chemicals and Ammunition; from May 2014 until October 4, 2015, he served as Senior Vice President, Chemicals; from January 2011 until April 2014, he served as Senior Vice President, Operations; and from October 2010 until December 2010, he served as Senior Vice President, Chemicals, all at Olin.

Valerie A. Peters was appointed Vice President, Human Resources of Olin effective September 1, 2018. From March 2018 through August 2018, she served as Vice President, Human Resources—Corporate and Shared Services; from March 2016 to February 2018, she served as Senior Director, Human Resources; from January 2013 to February 2016, she served as Director, Human Resources—Corporate; from December 2007 through December 2012, she served as Director Human Resources, Winchester; and from December 2001 to November 2007, she served as Director Human Resources, Brass and Winchester, all at Olin. Her career began at Olin in 1991.

John M. Sampson was appointed Senior Vice President, Business Operations of Olin effective October 14, 2016. From October 5, 2015 until October 13, 2016, he served as Vice President of Olin and Vice President, Manufacturing and Engineering, Chlor Alkali Products & Vinyls/Epoxy; from October 5, 2015 to October 2016, he served as Vice President of Olin and Vice President, Manufacturing and Engineering, Chlor Alkali Vinyls, Epoxy and Global Chlorinated Organics. From February 2014 to October 2015, he served as Vice President, Dow Chlorine Products Operations; from November 2012 to February 2014, he served as Vice President of Environmental, Health, & Safety Operations; from 2011 to 2012, he served as Manufacturing Vice President for Chemicals & Energy; and from 2007 to 2011, he served as Global Business Director for Chlor-Alkali, all at The Dow Chemical Company, now known as DowDuPont Inc. His career began at Dow in 1983.

Todd A. Slater was appointed Vice President and CFO of Olin effective May 4, 2014. From October 2010 until May 3, 2014, he served as Vice President, Finance and Controller; and from May 2005 until September 2010, he served as Vice President and Controller, all at Olin.

Randee N. Sumner was appointed Vice President and Controller of Olin effective May 4, 2014. From December 2012 until May 3, 2014, she served as Division Financial Officer for Chemical Distribution; from 2010 until December 2012, she served as Assistant Controller; from 2008 to 2010, she served as Director, Corporate Accounting and Financial Reporting; and from 2006 to 2008, she served as Manager, Corporate Accounting and Financial Reporting, all at Olin.

James A. Varilek was appointed Executive Vice President of Olin and President, Chlor Alkali Vinyls (CAV) and Services effective October 5, 2015. In November 2013, he was named President of the U.S. Chlor Alkali & Vinyl Business and in March 2015, he assumed additional responsibilities as Chief Operating Officer of Dow Chlorine Products; from December 2010 to November 2013, he was Business Vice President for the Dow Services Business, adding Vice President for Procurement in July 2013; from November 2008 to December 2010, he was Vice President for Business Services, Advanced Materials Division; and from February 2006 to November 2008, he was Vice President of Global Supply Chain, all at The Dow Chemical Company, now known as DowDuPont Inc. His career began at Dow in 1982.

Teresa M. Vermillion was appointed Vice President and Treasurer of Olin effective February 1, 2018. From October 1, 2015 through January 2018, she served as Vice President, Tax; and from July 2010 through September 2015, she served as Director, Tax Planning and Financial Analysis, all at Olin. Prior to that, she was a Senior Tax Manager at Ernst & Young.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes, in detail, our executive compensation philosophy and the compensation programs in which our senior executive team participates. The CD&A explains the decisions the compensation committee of our board of directors (committee) made under those programs for 2018, and the factors it considered in making those decisions. The CD&A focuses on the compensation paid to our NEOs as they are determined under SEC rules. Our NEOs for 2018 were:

Name	Title
John E. Fischer	Chairman of the Board, President and CEO
Todd A. Slater	Vice President and CFO
Pat D. Dawson	Executive Vice President and President, Epoxy & International
John L. McIntosh	Executive Vice President Synergies and Systems
James A. Varilek	Executive Vice President and President, CAV and Services

Compensation Best Practices

To enhance investor understanding of our compensation decision making, we summarize below certain executive compensation practices we have implemented to reinforce our objectives and drive Olin performance. We also identify practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

We align executive compensation with the interests of our shareholders

•       Pay for Performance by Ensuring that Executive Compensation is Largely Contingent on Results (pages 32-33)

•       Target Compensation Expenditures to the Midpoint of Market Practices (page 37)

•       Updated Performance Share Program correlates 100% of these awards with Relative Total Shareholder Return and Net Income (pages 41-43)

•       Require Double-Triggers for Payments under Agreements with Executives and Early Vesting of Stock Option and Stock Awards on Change in Control (page 63)

We design our executive compensation programs to foster sustainable growth without excessive risk taking	• Impose Robust Share Ownership Guidelines (pages 46-47) • Maintain a Clawback Policy (page 44) • Regularly Assess the Risk Inherent in Our Compensation Policies and Programs (page 45)

We adhere to the best practices in executive compensation

•       Utilize an Independent Compensation Consulting Firm, which Provides No Other Services to Olin (page 33)

•       Offer Change in Control Protection that Complies with Prevailing Good Governance Standards, Including No Excise Tax Gross-Up (page 67)

•       Permit No Repricing of Underwater Stock Options

•       Exclude the Value of Equity Awards in Pension or Severance Calculations

•       Extend No Perquisites for NEOs, except $1,001 excess liability insurance premium

At the 2018 annual meeting of our shareholders, we held an advisory vote on executive compensation. Approximately 97.5% of the shares voted were cast in support of our 2018 executive compensation and related disclosures. The committee viewed the results of this vote as general broad shareholder support for our executive compensation program. While we made no changes to our executive compensation program as a result of that vote, our committee continuously evaluates our executive compensation program and makes changes to respond to market trends and other relevant factors.

Pay for Performance

We understand that there are different ways to view “pay for performance.” In the following sections, we highlight how the committee thinks about executive pay and Olin performance, and why we believe our executive compensation programs are appropriately aligned with results that benefit our investors.

Compensation Program Construction

Our executive compensation program is designed to align with the long-term interests of our shareholders, to reward employees for producing sustainable growth, and to attract and retain the world-class talent that will ensure we succeed. The committee strongly believes that these objectives will be fulfilled if executive compensation—pay opportunities and pay actually realized—is tied to Olin’s results. The committee measures Olin performance in two primary ways for purposes of establishing executive compensation:

•

our financial results, particularly our adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), Adjusted Cash Flow and adjusted earnings per share (Adjusted EPS) (see pages 39-40), and

•	our return to shareholders over time relative to other companies.

By tying our executives’ pay to Olin’s actual results, our compensation programs (i) align our executives’ interests with those of our shareholders and (ii) induce our management team to achieve our most important goals.

Our total direct compensation package comprises three elements:

•	base salary;

•	annual cash incentive; and

•	long-term incentive (equity) compensation (LTI).

Each NEO has a target total compensation opportunity that is reviewed annually by the committee to ensure its alignment with Olin’s pay-for-performance objectives. As the following chart shows, 85% of the target annual direct compensation of our current CEO and 74% of the target annual direct compensation for the other NEOs varies with our financial results and our stock price performance:

NEO TARGET COMPENSATION

2018 Results

Olin generated a number of operational accomplishments that informed the committee’s decision making as it related to executive compensation in 2018. Specifically, we generated increased EBITDA and EPS compared to 2017, achieved a record Occupational Safety and Health Administration (OSHA) recordable rate corporate-wide, experienced for the second consecutive year a record year of safety in the Winchester Division, and achieved higher than expected productivity improvements.

The Compensation Committee

The committee is the body primarily responsible for overseeing compensation to our senior officers. Our committee consists of directors who are independent under the NYSE listing criteria. The committee establishes total compensation opportunities (and each of the individual elements) for the CEO, and approves compensation for the other executive officers, including the NEOs, based on recommendations by the CEO.

To assist in performing its duties, the committee engages Exequity LLP (Exequity), an independent board and management advisory firm. In engaging Exequity, the committee considered a number of factors in assessing Exequity’s independence, including the fact that Exequity performs no other work for Olin, that none of Exequity’s consultants owns stock in Olin, that Exequity’s consultants have no other business interests with any Olin officer or director, and the fees that Exequity receives for services rendered to Olin rest below a maximum permissible level. In the past several years, the committee discussed its compensation philosophy with Exequity, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which Exequity performed its advisory services.

As advisor to the committee, Exequity reviewed the total compensation strategy and pay levels for our NEOs, examined all aspects of our executive compensation programs to ensure their ongoing support of our business strategy, informed the committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provided general advice to the committee on all compensation decisions pertaining to the CEO and to all senior executive compensation recommendations submitted by management. The committee routinely meets in executive session (without the CEO or other officers present). As appropriate, Exequity attends some of those executive sessions. In addition to the committee’s retention of Exequity, Olin periodically retains one or more other compensation consulting firms to provide general services, such as actuarial services for pension plans.

Benchmarking

In designing and implementing our executive compensation programs, it has been the committee’s practice to review compensation data from a peer group that is adjusted periodically in consultation with Exequity. We refer to this group as the “comparator group.” For awards made in 2018, the comparator group was composed of the 27 chemical companies listed below, with median revenues of $3.9 billion:

Air Products and Chemicals, Inc.	Lyondellbasell Industries Inc.
American Air Liquide Inc.	Milliken & Company
Ascend Performance Materials Operations LLC	Momentive Specialty Chemicals Inc.
Cabot Microelectronics Corporation	The Mosaic Company
Calgon Carbon Corporation	New Market Corporation
CF Industries Holdings, Inc.	PolyOne Corporation
The Chemours Company	PPG Industries, Inc.
Dow Chemical Company	Praxair, Inc.
E. I. duPont de Nemours and Company	Sabic Innovative Plastics US LLC
Eastman Chemical Company	The Scotts Miracle-Gro Company
Ecolab Inc.	The Sherwin-Williams Company
FMC Corporation	The Valspar Corporation
H.B. Fuller Company	W. R. Grace & Co.
Ingevity Corporation

The committee annually evaluates the comparator group and makes adjustments as appropriate. For 2019, Celanese Corporation, FMC Corporation, Huntsman Corporation, Platform Specialty Products Corporation, RPM International, Inc. and Westlake Chemicals Corporation were added to the 2018 comparator group, and American Air Liquide Inc., Ascend Performance Materials Operations LLC, Cabot Microelectronics Corporation, Hexion Inc., Lyondellbasell Industries Inc., Milliken & Company, NewMarket Corporation, Sabic Innovative Plastics US LLC and W. R. Grace & Co. were removed from the comparator group. We believe these modifications to the peer group better align Olin with the peer group median, industry, and corporate structure.

What We Pay and Why: Elements of Compensation

We extend to our executives three elements of total direct compensation: base salary; annual cash incentive; and long-term equity awards, plus a limited number of benefits that commonly are available to senior management at other companies of similar stature. The chart below illustrates that 76% of the actual 2018 total direct compensation of our NEOs was tied to Olin performance.

Total Direct Compensation

Elements of Total Compensation

Below are the primary elements of our executive compensation, together with relevant information about each element:

Compensation Element	Purpose	Factors Used to Determine Amount

Annual Base Salary	• Rewards day-to-day value of executives consistent with the market	• Median salaries of the comparator group • Scope of responsibilities • Time in position • Value of the employee in the market • Individual performance

Annual Cash Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve short-term financial targets and non-financial strategic objectives • Communicates key goals of the company to executives

•    Criteria for corporate NEOs:

1.  Adjusted EBITDA, Adjusted Cash Flow and Adjusted EPS

2.  Performance on key non-financial objectives that we believe are important to our long-term success

•    Criteria for NEOs with divisional responsibility:

1.  Adjusted Division EBITDA and Adjusted Division Cash Flow

2.  Performance on key non-financial objectives that we believe are important to our long-term success

Compensation Element	Purpose	Factors Used to Determine Amount

Long-Term Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve long-range goals that benefit shareholders • Aligns financial interests of executives and shareholders	• Performance share payouts for executive officers based on our performance on key metrics (as defined below) • Level of target awards for each NEO based on practices of comparator group

Retirement and Severance Benefits	• Allows us to retain and compete for strong employee talent • Ensures that managers are personally indifferent to the outcome of a transaction in a change in control situation

•    Programs offered by competitors

•    Employee’s length of service (for defined benefits, which were frozen on 12/31/07 for Olin plans and 10/5/15 for Dow plans, although Dow plans continue to accrue interest)

•    Salary and cash incentive

The committee determines the total target direct compensation level for the CEO, as well as the appropriate mix of the compensation elements, based on prevailing practices in the comparator group. The CEO relies on comparator group standards to recommend, for the committee’s review and approval, the target levels and mix of elements for the balance of our executive officers. Although the committee is not bound to mirror the comparator group standards when it makes decisions on compensation levels and the mix of elements, the committee generally relies heavily on the identified competitive norms to ensure that we can compete for executive talent. The committee also reviews the relationship between the CEO’s compensation and the compensation for the other NEOs. In connection with establishing 2018 compensation, the committee determined that internal pay relationships were appropriate and reflected the typical CEO-NEO pay relationships at other companies.

As a guideline, the committee intends that the base salaries, total cash compensation (salary and annual cash incentive), and total compensation opportunities (total cash compensation plus the grant date value of long-term incentive awards) extended to our NEOs as a group approximate the market median of the comparator group practices. The committee believes that managing total target pay to the market median for the comparator group allows us to attract, motivate, and retain the quality executive talent Olin needs. Pay levels for any individual NEO, however, may be below or above the market median of the comparator group for that executive’s particular role. The chart below shows how our 2018 NEO compensation approximated the median compensation for the comparator group.

NEO 2018 Target Compensation Against Market Median

Our general practice for an executive who is new in his/her position is to establish compensation opportunities below the market, and to increase them to market level over several years, assuming performance warrants such increases. Other material increases in compensation generally relate to promotions or added responsibilities.

Salary

The committee normally adjusts NEO salaries annually to reflect merit, promotion or change in role and changes in market rates for the job. No increase in base salary is automatic or guaranteed. The frequency of adjustments, in fact, has been extended to 18 months or more when warranted by cash flow or other considerations, and on occasion we have frozen executive base salaries for extended periods of time.

Annual Cash Incentive (Non-equity Incentive Program Compensation)

In 2018, our NEOs participated in the same annual cash incentive program as other senior employees. The committee established a target award for each NEO (set forth in the Grants of Plan-Based Awards table). Based on our results, the committee determined the actual cash award for each of the NEOs (which may not exceed the maximum award for that NEO set forth in the Grants of Plan-Based Awards table), based on achievement of 2018 financial goals and non-financial strategic objectives described below. For purposes of this analysis, financial objectives were weighted at 80% and non-financial objectives were weighted at 20% for NEOs with corporate-wide responsibilities (75% and 25% weighting to financial and non-financial objectives, respectively, for NEOs with divisional responsibilities). Prior to 2018, our NEOs participated in the Senior Management Incentive Compensation Plan, or SMICP. The SMICP was an incentive plan that had been approved by our shareholders, was intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) and had the same performance target metrics as our annual cash incentive program for other senior employees. We no longer use the SMICP, given that changes to Section 162(m) of the Code eliminated the exemption for performance-based compensation from the $1 million cap on the deductibility of NEO compensation.

The following table illustrates the portion of each NEO’s cash incentive based on corporate and division financial targets and corporate and division non-financial objectives:

NEO	Corporate/Division Financial Targets		Corporate/Division Non-Financial Objectives		Total
John E. Fischer	80	% / 0%	20	% / 0%	100%
Todd A. Slater	80	% / 0%	20	% / 0%	100%
Pat D. Dawson	20	% / 56.25%	5	% / 18.75%	100%
John L. McIntosh	80	% / 0%	20	% / 0%	100%
James A. Varilek	20	% / 56.25%	5	% / 18.75%	100%

Actual payouts of cash incentive awards are determined based on our achievement against our financial performance targets as well as against our non-financial goals, discussed below.

NEOs with Corporate-Wide Responsibilities.    In 2018, for each of our NEOs with corporate-wide responsibilities (Messrs. Fischer, Slater and McIntosh), 80% of his cash incentive was based on financial targets and 20% on non-financial objectives.

Financial Targets.    In 2018, our financial performance targets for NEOs with corporate-wide responsibilities (Messrs. Fischer, Slater and McIntosh) were based on Adjusted EBITDA (50%), Adjusted Cash Flow (15%) and Adjusted EPS (15%). Adjusted Cash Flow represents our after tax operating cash flows of the business, including interest paid and changes in working capital, reduced by capital expenditures, and excluding proceeds from insurance recoveries. For 2018, in calculating Adjusted EBITDA, we used 2018 earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the effect of the following special charges, gains and losses (which were reflected in our 2018 EBITDA): (i) environmental insurance recoveries of $111.0 million, reduced by associated legal costs of $21.5 million, (ii) $21.5 million non-cash impairment charge associated with an investment in non-consolidated affiliates, (iii) restructuring charges of $15.7 million, (iv) $1.7 million of loss on the sale of land, and (v) $1.0 million of acquisition-related integration costs. For 2018, in calculating Adjusted EPS, we used 2018 net income excluding the effect of the following special charges, gains and losses (which were reflected in our 2018 net income): (i) environmental insurance recoveries of $111.0 million, reduced by associated legal costs of $21.5 million, (ii) $21.5 million non-cash impairment charge associated with an investment in non-consolidated affiliates, (iii) restructuring charges of $15.7 million, (iv) $1.7 million of loss on the sale of land, (v) $1.0 million of acquisition-related integration costs, and (vi) $3.8 million tax benefit from the Tax Cuts & Jobs Act of 2017.

For these NEOs, the portion of the cash incentive related to financial targets (80%) would be paid at the target award level (set forth in the Grants of Plan-Based Awards table) if our Adjusted

EBITDA, Adjusted Cash Flow and Adjusted EPS equal the financial performance targets. If any of the three metrics fall above or below the target level, the committee adjusts the cash incentive, typically by a proportionate adjustment—that is, by dividing actual Adjusted EBITDA (Adjusted Cash Flow or Adjusted EPS) by the target Adjusted EBITDA (Adjusted Cash Flow or Adjusted EPS), and multiplying that percentage by 50% (or 15%, as applicable). Awards for NEOs are subject to a maximum award level of 200% of base salary.

Financial Performance Objectives	2018 Target	2018 Actual	Weighting
Adjusted EBITDA (in millions)	$1,091.5	$1,230.7	50%
Adjusted Cash Flow (in millions)	$278.0	$387.0	15%
Adjusted EPS	$1.28	$1.704	15%

The portion of the actual awards for the NEOs related to Adjusted EBITDA compared to the 2018 financial target represented achievement of 56.4% of the financial objective, the Adjusted Cash Flow compared to the 2018 financial target represented achievement of 20.9% of the financial objective, and the Adjusted EPS compared to the 2018 financial target represented achievement of 19.9% of the financial objective.

Non-Financial Objectives.    In 2018, safety and environmental, operational and strategic goals comprised 20% of the award opportunity for our NEOs. Safety and environmental objectives accounted for 5% of the award opportunity. Operational goals relating to cost reductions and synergies accounted for 10% of the award opportunity. Strategic goals relating to development of long-term strategic plans for each of the businesses accounted for 5% of the award opportunity.

The table below illustrates the 2018 level of achievement for these non-financial objectives:

Objective	2018 Performance
Operational goals	7%
Strategic goals	5%
Safety and environmental compliance	2%

In 2018, the committee determined that these NEOs achieved a total of 14% out of a possible 20% of the non-financial objectives.

NEOs with Divisional Responsibilities.    For each of Messrs. Dawson and Varilek, 25% of the cash incentive was based on corporate results and 75% on division results. Of the 75% component related to division objectives, 25% (or 18.75% of the total cash incentive) related to division non-financial objectives and the remaining 75% (or 56.25% of the total cash incentive) was based on Adjusted Division EBITDA and Adjusted Division Cash Flow.

Financial Targets.    For Mr. Dawson, who had Epoxy division responsibility for 2018, his division financial targets and achievement against those targets are set forth in the following chart:

Division Financial Targets	2018 Target	2018 Actual	Weighting
Adjusted Division EBITDA (in millions)	$122.9	$155.2	50%
Adjusted Division Cash Flow (in millions)	$818.6	$856.1	25%

For Mr. Varilek, who had Chlor Alkali Vinyls and Services division responsibility for 2018, his division financial targets and achievement against those targets are set forth in the following chart:

Division Financial Targets	2018 Target	2018 Actual	Weighting
Adjusted Division EBITDA (in millions)	$981.0	$1,139.7	50%
Adjusted Division Cash Flow (in millions)	$818.6	$856.1	25%

Non-Financial Division Objectives.    The 2018 level of achievement for each divisional non-financial objective by Messrs. Dawson and Varilek is set forth below:

Mr. Dawson achieved 18.5% out of a possible 25% of his non-financial objectives as follows:

•	Safety and environmental goals—2% out of a possible 6%

•	Operational goals—7.5% out of a possible 10%

•	Strategic goals—9% out of a possible 9%

Mr. Varilek achieved 16% out of a possible 25% of his non-financial objectives as follows:

•	Safety and environmental goals—1% out of a possible 6%

•	Operational goals—5.5% out of a possible 9%

•	Strategic goals—9.5% out of a possible 10%

2019 Short Term Incentive Program.    For 2019, the committee has adopted a short term incentive program (STIP) that is very similar to the 2018 annual cash incentive award program. For 2019, 80% of the awards under the STIP for all officers (including the NEOs) will be based on financial targets and 20% on non-financial objectives, regardless of whether the officer has corporate-wide or divisional responsibilities. No payments will be made under the STIP for financial metrics if performance falls below 75% of the established target. If performance exceeds the financial target, the portion of the STIP payment based on financial performance will increase, but never beyond 200% of an individual’s cash incentive target.

The following table illustrates the portion of each NEO’s cash incentive based on corporate and division financial targets and corporate and division non-financial objectives under the STIP:

	Corporate/ Division Financial Targets	Corporate/ Division Non-Financial Objectives	Total
NEOs without Divisional Responsibility	80% / 0%	20% / 0%	100%
NEOs with Divisional Responsibility	20% / 60%	5% / 15%	100%

Long-Term Incentive (Equity) Compensation

In 2018, we allocated the value of long-term incentive (equity) compensation awards equally between performance shares and stock options.

Why Stock Options?	Why Performance Shares?

•   Performance-based because their value is solely tied to Olin’s stock price, which directly correlates to our shareholders’ interests.

•   Fosters an environment focused on long-term growth and shareholder value creation.

•   Declines in stock price following the grant of stock options detrimentally impact executive pay (i.e., when a stock option is “underwater” it has no value).

•   Highly valued by employees; an important retention tool.

•   Performance-based both because the number of shares earned depends on performance against pre-defined financial goals and the value of the shares fluctuates based on the stock price.

•   Motivates decision making that maximizes performance over a multi-year timeframe.

•   Tied to key financial metrics—return on capital for 2016 awards and both relative total shareholder return and net income for 2017 and 2018 awards.

•   Coordinates the activities of all award recipients (including our NEOs) in support of long-term organizational value enhancement.

All long-term incentive (equity) compensation plan participants, including NEOs, are assigned target award levels consistent with the competitive data analysis described above under the heading “Benchmarking.”

The target equity award levels for 2018 were:

NEO	Target Award
John E. Fischer	$4,611,168
Todd A. Slater	$1,175,000
Pat D. Dawson	$1,500,000
John L. McIntosh	$1,000,000
James A. Varilek	$1,000,000

These target awards are allocated equally between stock options and performance shares. The process the committee follows to determine the level of the actual stock option awards and the formula for actual performance share payouts is described below.

Performance Shares.    Half the value of each participant’s 2018 long-term incentive target award value was delivered in performance shares. The target number of performance shares awarded to each NEO was formulated by dividing half the participant’s target award value by the fair market value of our common stock (the average of the high and low per share sales price of our common stock on the NYSE on the calculation date). The total number of performance shares that vest and will be paid to each NEO from awards made in 2018 will vary between 0 and 200% of his target number.

For 2018 awards, half of the target number of performance shares will be earned based on our relative shareholder return (TSR) over the three-year period ending December 31, 2020. The comparison of our TSR over that period will be made relative to the community of companies in the S&P 1000 Material Index, plus two selected direct competitors–Occidental Petroleum Corporation and Westlake Chemical Corporation. We refer to this group of companies as the Performance Share Comparison Group. The remaining half of the target number of performance shares will be earned based on our actual net income compared to the net income goal set by the committee for the same three-year period. The following charts identify the relationship between the target number of Performance Shares earned and performance generated:

If Olin’s TSR for a Performance Cycle is:	The number of TSR Performance Shares paid as a percentage of the target TSR Performance Share Award will be:
At or above the 80th Percentile of the Performance Share Comparison Group	200%

Above the 50th Percentile, but below the 80th Percentile of the TSR for the Performance Share Comparison Group	100% of the target number of TSR Performance Shares plus 3.33% of the target number of TSR Performance Shares for each incremental percentile position above the 50th Percentile

At the 50th Percentile of the TSR for the Performance Share Comparison Group	100% of the target number of TSR Performance Shares

Above the 20th Percentile, but below the 50th Percentile of the TSR for the Performance Share Comparison Group	25% of the target number of TSR Performance Shares plus 2.5% of the target number of TSR Performance Shares for each incremental percentile position above the 20th Percentile

At the 20th Percentile of the TSR for the Performance Share Comparison Group	25% of the target number of TSR Performance Shares

Below the 20th Percentile of the TSR for the Performance Share Comparison Group	0

If Olin’s Net Income for a Performance Cycle is:	The number of Net Income Performance Shares paid as a percentage of the target Net Income Performance Share Award will be:
At least 140% of the Net Income Goal	200%

More than 100% but less than 140% of the Net Income Goal	100% of the target number of Net Income Performance Shares plus a proportionate number of target Net Income Performance Shares determined using linear interpolation

100% of the Net Income Goal	100%

More than 60% but less than 100% of the Net Income Goal	50% of the target number of Net Income Performance Shares plus a proportionate number of target Net Income Performance Shares determined using linear interpolation

60% of the Net Income Goal	50%

Less than 60% of the Net Income Goal	0

The payout relationships described in the preceding chart became effective with performance awards granted in 2017. These relationships represented a change from the performance-payout schedule that was in effect for Performance Shares granted in 2016 when the number of performance shares earned varied between 25% and 150% of the NEO’s target number. The earned performance shares varied depending on our average annual return on capital for the relevant three-year period in relation to the average annual return on capital generated for that period by the Performance Share Comparison Group, as shown in the following chart:

Olin average annual return on capital for three-year period compared to Performance Share Comparison Group:	Percentage of target number of performance shares that vest:
Quintile 5	150%
Quintile 4	125%
Quintile 3	100%
Quintile 2	50%
Quintile 1	25%

Stock Options.    The remaining half of each participant’s long-term incentive (equity) target award value is delivered in stock options. Stock options are granted annually from a committee-approved pool of option shares. Specifically, the pool of stock options available for issuance each year equals half the value of the overall long-term incentive award value, divided by the Black-Scholes value of options for our common stock (not to be lower than 20% of the then-current market price of our common stock).

We typically approve option awards at the first committee meeting each year. In 2018, the first committee meeting was January 25, 2018. At that meeting, the committee approved the granting of options effective on February 16, 2018, with an exercise price of $32.94 per share, the average of the high and low per share sales price of our common stock on the NYSE on February 16, 2018. When the first scheduled meeting occurs before or near the time we release our year-end earnings report, the committee has granted stock options:

•	with a grant effective date approximately 10 days after the release of year-end earnings; and

•	with an exercise price equal to fair market value on the grant effective date.

This practice ensures that the exercise price for stock options reflects all current information. Although we have no formal policy on granting options at a time when inside information may exist, the committee follows the procedure we describe above when necessary to ensure that option exercise prices reflect full disclosure of earnings information. We have not engaged in “back dating” of options, as our policies do not allow back dating. In addition, our equity plans do not permit option grants with an exercise price below the fair market value of our stock on the effective date of the option grant.

The CEO also has authority to grant a very limited number of options at other times during the year (no more than 50,000 total shares or 5,000 shares per employee) but may not grant options to anyone who is an officer within the definition of the rules under Section 16 of the Exchange Act, or “back date” any options. Consistent with the terms of our equity plans, options granted by the CEO may not have an exercise price below the fair market value of our stock on the effective date of the option grant.

Clawback Policy

Each of our NEOs is subject to a clawback policy that applies to all of our executive officers. Amounts that we recover are not included in calculating that executive’s benefits under our Supplemental CEOP, and our recovery of amounts under the policy does not constitute an event that triggers benefits under our severance agreements. In addition to the clawback policy, our equity plans provide that if a participant renders service to one of our competitors, or discloses confidential information without our consent, or violates other terms of the plan, the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Other Compensation

We also offer a small number of other personal benefits to groups of employees, including our NEOs. We extend some benefits, such as a portion of health insurance premiums and certain retirement benefits, to all eligible employees. We tie the size and construction of these benefits to competitive practices in the market, a decision the committee believes enables us to attract and retain executives with the talents and skill sets we require. We provide other compensatory items, such as certain life insurance benefits and the retirement and change in control benefits described below, to our NEOs and other senior managers.

Retirement Benefits.    We offer retirement benefits as part of the package to recruit and retain employees. Our retirement benefits also reflect an individual’s contributions over his or her career with Olin, as those benefits are based on compensation. In general, we establish retirement benefits based on comparable programs offered by competitors. The committee believes that retirement plans like ours are commonly provided to executives at other companies, and offering these benefits helps us remain competitive for qualified senior-level executive talent. We periodically re-evaluate and update those plans to respond to changes in the market.

The following chart summarizes the benefits under our active retirement plans for salaried employees:

Plan Title	Participants/Purpose	Benefits
Olin Corporation Contributing Employee Ownership Plan (the CEOP)—Employee Savings Account	Salaried employees—to provide employees with a tax effective savings vehicle to save primarily for retirement	Eligible employees may make pre-tax contributions (401(k)), Roth 401(k) contributions and after tax contributions. They may contribute up to 80% of eligible compensation (subject to various Code limits, including the 2018 pre-tax and Roth 401(k) contribution limit of $18,500). Olin matches a portion of base pay that the participant contributes to the plan

CEOP—Defined Contribution Retirement Account	Salaried employees—to provide retirement benefits in lieu of benefits formerly provided under the Olin Corporation Employees’ Pension Plan (Qualified Plan) prior to benefit accrual freeze	For eligible employees, Olin makes contributions to the Defined Contribution Retirement Account of a percentage of eligible compensation

Supplemental CEOP—Employee Savings Account	Senior management—to compensate for Code limits on CEOP contributions	Eligible employees may make pre-tax contributions on eligible compensation in excess of Code limits and receive Olin matching contributions at the same percentages as the CEOP

Supplemental CEOP—Defined Contribution Retirement Account	Senior management (including former Dow employees, effective January 1, 2018)—to compensate for Code limits on CEOP contributions	Olin also makes contributions on eligible compensation in excess of Code limits at the same percentages as the CEOP Defined Contribution Retirement Account

The Supplemental CEOP is an unfunded, nonqualified deferred compensation plan for most of the NEOs and a select group of other senior management employees. The committee believes that historically it was common for companies to offer these kinds of nonqualified retirement supplements to executives and offering these benefits has allowed us to remain competitive in the market for qualified senior-level executive talent. Because this plan is unfunded, participants receive benefits only if we have the financial resources to make the payments when due.

Risk Assessment.    Management and the committee regularly evaluate the risks involved with our compensation programs. In January 2019, we conducted a comprehensive risk assessment after compiling an inventory of incentive plans and programs, and conducting an analysis of the risk associated with each. The assessment considered factors such as the plan metrics, number of plan participants, maximum payments, and risk mitigation factors. Exequity reviewed the risk assessment and advised the committee of its comfort with the level of risk inherent in Olin’s compensation programs. Based on the committee’s review of the risk assessment and Exequity’s input, the committee concluded that it did not believe any of our compensation programs or policies create risks that are reasonably likely to have a material adverse impact on Olin. Based on this conclusion, we implemented no material changes to our compensation policies or practices after our risk assessment.

Change in Control Arrangements.    We historically provided change in control agreements to our senior management to ensure that our executives worked to secure the best outcome for shareholders in the event of a possible change in control, even if it meant that they lost their jobs as a result. In accordance with notice given on August 23, 2016, the agreements related to severance and change in control benefits with our NEOs and other senior executives terminated on January 26, 2019. We replaced those agreements with change in control and severance plans. Those plans, and the terminated agreements with our NEOs, are described in more detail under “Potential Payments Upon Termination or Change in Control” and “Executive Severance and Executive Change in Control Arrangements.”

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation based on accounting factors.

The committee considers the deductibility of long-term and annual incentive awards in structuring our executive compensation program, to the extent practical. To hire and retain highly skilled executives and remain competitive, the committee also looks at other factors.

Code Section 409A implemented tax rules applicable to nonqualified deferred compensation arrangements, and Olin has taken steps to comply with such rules to the extent applicable.

As previously noted, Olin’s clawback policies allow recovery of all or a portion of payments under the annual cash incentive program and performance share awards from executives who participate in the annual cash incentive or the Management Incentive Compensation Program. To recover compensation, our board or the committee must determine that the executive was grossly negligent or engaged in intentional misconduct that was a “significant contributing factor” to:

(i)	a restatement of our financial statements, or

(ii)	a significant increase in the value of that executive’s incentive awards.

Amounts recovered are not included in calculating that executive’s benefits under our Supplemental CEOP, and do not trigger benefits under our severance agreements. In addition, our equity plans provide that if a participant renders service to a competitor, or discloses confidential information without our consent, or violates other terms of the plan, the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Our equity plans and severance arrangements with NEOs do not provide any “gross-up” for the amount of excise tax, if any, due on “excess parachute payments” as defined under Code Section 280G. These benefits are described in more detail under “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

Our stock ownership guidelines require executive officers and certain other senior managers to maintain specified ownership levels of our stock within five years after the guideline applies. Stringent stock ownership requirements mitigate any risk that options may cause management to focus on short-term stock price movement.

Our committee monitors compliance with the stock ownership guidelines annually. To determine “stock ownership” under the guidelines, we include, in addition to shares the individual owns outright, restricted stock and restricted stock units, shares and phantom shares held in the executive’s CEOP and Supplemental CEOP accounts, and shares subject to vested stock options with an exercise price below the current market price. No unvested performance share awards are included in the determination of stock ownership.

Officer Title	Base Salary Multiple
CEO	6
Executive Vice President/Senior Vice President	3
Vice President	2

All of our NEOs met the guidelines, to the extent applicable to them, as of the end of 2018.

We describe our stock ownership guidelines for directors under the heading “DIRECTOR COMPENSATION.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal years ended December 31, 2018, 2017 and 2016:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (h)	All Other Compensation (5) ($) (i)	Total ($) (j)
John E. Fischer	2018	$1,059,303	N/A	$1,584,900	$1,893,570	$1,531,878	$—	$270,692	$6,340,343
Chairman, President and CEO	2017	$960,000	N/A	$2,712,855	$2,777,460	$1,079,700	$52,113	$197,646	$7,779,774
	2016	$836,000	N/A	$1,325,320	$334,875	$589,608	$64,075	$152,749	$3,302,627

Todd A. Slater	2018	$575,000	N/A	$396,225	$480,060	$511,520	$—	$118,586	$2,081,391
Vice President and CFO	2017	$544,000	N/A	$653,700	$669,080	$376,125	$20,391	$92,003	$2,355,299
	2016	$518,000	N/A	$701,640	$175,275	$256,500	$12,764	$86,442	$1,750,621

Pat D. Dawson	2018	$675,000	N/A	$501,885	$613,410	$641,035	$—	$1,342,007	$3,773,337
Executive Vice President and President, Epoxy & International	2017	$655,000	N/A	$1,078,605	$1,081,420	$460,693	$236,300	$1,047,520	$4,559,538
	2016	$636,000	N/A	$1,286,340	$324,900	$395,733	$—	$510,436	$3,153,409

John L. McIntosh	2018	$577,000	N/A	$343,395	$408,940	$511,520	$—	$126,492	$1,967,347
Executive Vice President Synergies and Systems	2017	$560,000	N/A	$686,385	$700,200	$354,000	$31,486	$109,017	$2,441,088
	2016	$509,000	N/A	$682,150	$173,850	$264,708	$30,257	$99,594	$1,759,559

James A. Varilek	2018	$530,000	N/A	$343,395	$408,940	$401,505	$—	$784,614	$2,468,454
Executive Vice President and President, CAV & Services	2017	$487,000	N/A	$522,960	$513,480	$302,600	$220,795	$729,798	$2,776,813
	2016	$447,000	N/A	$545,720	$135,375	$213,528	$—	$474,052	$1,815,675

(1)

The NEOs were not entitled to receive payments which would be characterized as “Bonus” payments. Annual cash incentive payments appear in column (g). Each of the NEOs has one or more arrangements that provide for certain severance benefits (including additional benefits in the event of a “change in control”), described in more detail under the section entitled “Potential Payments Upon Termination or Change in Control.”

(2)

Represents the aggregate grant date fair value of equity awards granted in that year (performance shares in column (e) and options in column (f)), in each case calculated in accordance with ASC Topic 718. Please see the notes entitled “Stock-Based Compensation” and “Accounting Policies—Stock-Based Compensation” in the notes to our audited financial statements included in our annual report on Form 10-K for the fiscal year in which the award was granted for a discussion of the assumptions underlying these calculations. The performance share amounts in column (e) are calculated based on a payout equal to 100% of the target level for awards made in 2016, 2017 and 2018. Set forth below are the amounts that would have been included for performance share awards, if the grant date fair value had been based on the highest level of performance (for a payout equal to 150% of the target level for 2016, and 200% for 2017 and 2018).

NEO	2018 Performance Share	2017 Performance Share	2016 Performance Share

John E. Fischer	$3,169,800	$5,425,710	$1,987,980
Todd A. Slater	$792,450	$1,307,400	$1,052,460
Pat. D. Dawson	$1,003,770	$2,157,210	$1,929,510
John L. McIntosh	$686,790	$1,372,770	$1,023,225
James A. Varilek	$686,790	$1,045,920	$818,580

(3)	Amounts listed in this column were determined by the committee under our annual cash incentive program.

(4)

Amounts reported in this column represent the total change in the present value of the pension benefits during the applicable year under all of our defined benefit pension plans, and are comprised of the following items:

Increase in Present Value of Pension Benefit Under:

NEO	Year	Qualified Plan	Supplemental Plan (a)		Senior Plan (a)

John E. Fischer	2018	$(80,393)	N/A	(a)	N/A	(a)
	2017	$52,113	N/A	(a)	N/A	(a)
	2016	$64,075	N/A	(a)	N/A	(a)

Todd A. Slater	2018	$(10,822)	—	(b)	—	(b)
	2017	$20,391	—	(b)	—	(b)
	2016	$12,764	—	(b)	—	(b)

Pat D. Dawson	2018	$(90,800)	N/A		N/A
	2017	$236,300	N/A		N/A
	2016	$(65,465)	N/A		N/A

John L. McIntosh	2018	$(102,084)	N/A	(a)	N/A	(a)
	2017	$31,486	N/A	(a)	N/A	(a)
	2016	$30,257	N/A	(a)	N/A	(a)

James A. Varilek	2018	$(91,610)	N/A		N/A
	2017	$220,795	N/A		N/A
	2016	$(96,817)	N/A		N/A

(a)

All of the accrued benefits under these plans were included in the required payments made in 2015 to participants in connection with our October 2015 acquisition of the U.S. chlor alkali and vinyl, global chlorinated organics and global epoxy business (the Acquisition) of Dow (Required NQ Plan Payments).

(b)

Mr. Slater also received his accrued benefits in connection with the Acquisition, but because he is not yet of retirement-eligible age, he is entitled to the value of the early retirement allowance (offset by the value of the accrued benefit) at retirement ages below age 65. The value of his remaining early retirement allowance is $24,887.

Changes in the present value of pension benefits are determined using the assumptions we use for financial reporting purposes and represent changes in assumptions and the fact that each NEO is one year older, rather than any change in the NEO’s accrued pension benefit. For December 31, 2016, the single effective rate (previously described as the ‘discount rate’) was 4.1% for the Qualified Plan and 3.6% for the Supplemental and Senior Plans. For December 31, 2017, the single effective rate (previously described as the ‘discount rate’) was 3.6% for the Qualified Plan and 3.3% for the Supplemental and Senior Plans. For December 31, 2018, the single effective rate (previously described as the ‘discount rate’) was 4.2% for the Qualified Plan and 3.9% for the Supplemental and Senior Plans. For 2016, 2017, and 2018 we used the RP2014 Blue Collar Mortality Tables for Annuitants and Employees, with the Social Security Administration—2014 Intermediate Cost Projections Mortality Improvement Scale (projection starting in 2007). Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2018 annual report on Form 10-K for a discussion of these assumptions. The values shown in the table are due to the change of assumptions and the fact that each executive is one year older, as well as the Required NQ Plan Payments. It is not driven by any change in the retirement benefit itself, except for Messrs. Dawson and Varilek. The retirement benefits for Messrs. Dawson and Varilek reflect account balances based on a “pension equity plan” formula acquired from the Dow Employees’ Pension Plan (DEPP), which are then credited with interest until their assumed retirement date. As required by recent federal regulations, effective May 31, 2016, the rate of this credited interest changed from 8% to 6% for the DEPP equity account balances.

To determine the change in the present value of the pension benefits under these plans, for Mr. Slater, we used age 62, the first age at which unreduced pension benefits are payable under the Qualified Plan, the Supplemental Plan and the Senior Plan. For Messrs. Fischer and McIntosh, who are eligible for unreduced pension benefits under the Qualified Plan, we used actual age at December 31, 2018. For Messrs. Dawson and Varilek, we used age 65, which is the retirement age at which they can receive their most valuable benefit due to the specific interest crediting feature of their DEPP account balances.

Generally,the Senior Plan provides a 50% benefit to the executive’s surviving spouse (which we refer to as a “joint and survivorship benefit”) without an actuarial reduction in payments during the executive’s lifetime. An executive also can elect to have payments under the Qualified Plan and the Supplemental Plan extend for the remainder of his or her spouse’s lifetime, but such an election results in an actuarial reduction to benefits paid under those plans. Benefits paid from the Senior Plan are increased by the amount of the actuarial reduction under the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit. However, the value of this benefit was included in the Required NQ Plan Payments. In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit.

(5)	Amounts reported in this column for 2018 are comprised of the following items:

Executive Officer	Life Insurance Premiums (a)	CEOP/Supplemental CEOP–Retirement Account (b)	Perquisites and other Personal Benefits (a)	Other Acquisition- Related Payments (c)	Total
John E. Fischer	$56,300	$213,391	$1,001	N/A	$270,692
Todd A. Slater	$17,500	$100,085	$1,001	N/A	$118,586
Pat D. Dawson	$1,112	$117,553	$1,001	$1,222,341	$1,342,007
John L. McIntosh	$29,700	$95,791	$1,001	N/A	$126,492
James A. Varilek	$873	$88,946	$1,001	$693,794	$784,614

(a)

Messrs. Dawson and Varilek receive life insurance in an amount equal to their base salary. The other NEOs participate in the key executive life insurance program, consisting of three types of benefits: active employee life insurance, retiree life insurance and survivor income benefits. In this program, at the executive’s option, the survivor income benefit may be exchanged for additional cash value. The amounts shown represent the total premiums we paid in 2018, for the benefits under the relevant program.

(b)

The amounts shown represent Olin’s contributions of a total of 7.5% of eligible compensation to the Retirement Account portion of the CEOP and the Supplemental CEOP, as well as Olin matching contributions to the CEOP and the Supplemental CEOP during 2018.

(c)

Amounts in this column for Mr. Dawson consist of a $948,750 retention payment under a retention agreement executed in connection with the Acquisition and $273,591 (including $25,750 tax gross-up) in payments for his relocation to our corporate headquarters, and for Mr. Varilek, a $690,000 retention payment under a retention agreement executed in connection with the Acquisition and $3,794 in payments for his relocation to our corporate headquarters.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Compen- sation Committee Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (3) (j)	Exercise or Base Price of Option Awards ($/ Share) (3) (k)	Grant Date Fair Value of Stock and Option Awards (4) (l)
			Thres- hold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
John E. Fischer	2/16/2018	1/25/2018	—	$1,377,588	$2,118,606				—
	2/16/2018	1/25/2018				—	60,000	120,000	—			$3,169,800
	2/16/2018	1/25/2018							—	213,000	$32.94	$1,893,570

Todd A. Slater	2/16/2018	1/25/2018	—	$460,000	$1,150,000				—
	2/16/2018	1/25/2018				—	15,000	30,000	—			$792,450
	2/16/2018	1/25/2018							—	54,000	$32.94	$480,060

Pat D. Dawson	2/16/2018	1/25/2018	—	$590,000	$1,350,000				—
	2/16/2018	1/25/2018				—	19,000	38,000	—			$1,003,770
	2/16/2018	1/25/2018							—	69,000	$32.94	$613,410

John L. McIntosh	2/16/2018	1/25/2018	—	$460,000	$1,154,000				—
	2/16/2018	1/25/2018				—	13,000	26,000	—			$686,790
	2/16/2018	1/25/2018							—	46,000	$32.94	$408,940

James A. Varilek	2/16/2018	1/25/2018	—	$390,000	$1,060,000				—
	2/16/2018	1/25/2018				—	13,000	26,000	—			$686,790
	2/16/2018	1/25/2018							—	46,000	$32.94	$408,940

(1)

Amounts in these columns represent the potential annual cash incentives established in early 2018. Actual amounts were determined and paid in early 2019, and are included under column (g) in the Summary Compensation Table. We discuss our annual incentive program under the heading “COMPENSATION DISCUSSION AND ANALYSIS—What We Pay and Why: Elements of Compensation.”

(2)

Numbers in these columns represent awards of performance shares under our Performance Share Program described below. The amounts in column (h) represent 200% of the target amounts, the maximum payout of the performance shares.

(3)

Numbers in these columns for all NEOs represent nonqualified stock options granted under our long-term incentive plans, vesting in three equal annual installments, beginning on the first anniversary of the grant date. The market closing price on the grant date was $32.67, while the options were granted with an option exercise price equal to the average of the high and low sale prices of our common stock on the grant date ($32.94). Option awards are determined on the first regularly-

scheduled committee meeting date in a calendar year (in 2018, January 25, 2018). In recent years, committee meetings have been held before (or shortly after) the time we issued our year-end earnings press release, and so the option awards became effective on a later date (February 16, 2018 for 2018 grants), approximately 10 days after our earnings release. The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back dating” practices.

(4)

Amounts in this column (i) assume payment of performance shares at the maximum level and (ii) value options using the Black-Scholes value calculated for financial statement reporting purposes in accordance with ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2018 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.

Stock Options

Annually, we grant options to purchase shares of our common stock to a group of key employees, including our executive officers. We describe our stock option program in more detail under the heading “COMPENSATION DISCUSSION AND ANALYSIS—Long-Term Incentive (Equity) Compensation—Stock Options.” All options granted in 2018 were nonqualified options vesting in three equal annual installments beginning on the first anniversary of the grant date. The options generally may be exercised until 10 years after the grant date (but the exercise period may end earlier based on the termination of the participant’s employment).

The committee grants options with an exercise price equal to the average of the high and low prices on the grant effective date. All of our equity plans specifically prohibit repricing, and, except for certain anti-dilution adjustments, other adjustments to the exercise price. We discuss the timing of our option grants under the heading “COMPENSATION DISCUSSION AND ANALYSIS—Long-Term Incentive (Equity) Compensation—Stock Options.” Our plans and our policies do not permit any “back dating” of options.

Performance Shares

Each NEO and certain other key employees received a target number of performance shares in early 2018, which vest at the end of 2020. The total number of performance shares that vest may vary between 0 and 200% of the target number, with half of the performance shares based on TSR over a three-year period compared to the TSR of the companies in the Performance Share Comparison Group and the remaining half based on our net income performance compared to the net income goal set by the committee for the same three-year period. The chart included in the discussion of performance share awards above sets forth this relationship in more detail. Vested performance shares are paid approximately half in cash and half in stock. No dividends or dividend equivalents are paid on unvested performance shares.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
John E. Fischer	—	—		—	—	—	—	—	60,000	$1,206,600
	—	—		—	—	—	—	—	83,000	$1,669,130
	—	213,000	(1)	—	$32.94	02/16/2028	—	—	—	—
	119,000	238,000	(2)	—	$29.75	02/10/2027	—	—	—	—
	117,500	58,750	(3)	—	$13.14	02/11/2026	—	—	—	—
	78,750	—		—	$27.40	02/12/2025	—	—	—	—
	11,700	—		—	$27.65	05/04/2024	—	—	—	—
	48,000	—		—	$25.57	02/09/2024	—	—	—	—
	49,000	—		—	$23.28	02/10/2023	—	—	—	—
	40,500	—		—	$21.92	02/09/2022	—	—	—	—
	54,000	—		—	$18.78	02/11/2021	—	—	—	—
Todd A. Slater	—	—		—	—	—	—	—	15,000	$301,650
	—	—		—	—	—	—	—	20,000	$402,200
	—	54,000	(1)	—	$32.94	02/16/2028	—	—	—	—
	28,667	57,333	(2)	—	$29.75	02/10/2027	—	—	—	—
	61,500	30,750	(3)	—	$13.14	02/11/2026	—	—	—	—
	38,250	—		—	$27.40	02/12/2025	—	—	—	—
	16,000	—		—	$27.65	05/04/2024	—	—	—	—
	9,000	—		—	$25.57	02/09/2024	—	—	—	—
	10,000	—		—	$23.28	02/10/2023	—	—	—	—
	8,250	—		—	$21.92	02/09/2022	—	—	—	—
	13,000	—		—	$18.78	02/11/2021	—	—	—	—
	16,250	—		—	$15.68	02/04/2020	—	—	—	—
	16,250	—		—	$14.28	02/05/2019	—	—	—	—

Pat D. Dawson	—	—		—	—	—	—	—	19,000	$382,090
	—	—		—	—	—	—	—	33,000	$663,630
	—	69,000	(1)	—	$32.94	02/16/2028	—	—	—	—
	46,334	92,666	(2)	—	$29.75	02/10/2027	—	—	—	—
	114,000	57,000	(3)	—	$13.14	02/11/2026	—	—	—	—

John L. McIntosh	—	—		—	—	—	—	—	13,000	$261,430
	—	—		—	—	—	—	—	21,000	$422,310
	—	46,000	(1)	—	$32.94	02/16/2028	—	—	—	—
	30,000	60,000	(2)	—	$29.75	02/10/2027	—	—	—	—
	61,000	30,500	(3)	—	$13.14	02/11/2026	—	—	—	—
	67,500	—		—	$27.40	02/12/2025	—	—	—	—
	47,000	—		—	$25.57	02/09/2024	—	—	—	—
	47,000	—		—	$23.28	02/10/2023	—	—	—	—
	36,750	—		—	$21.92	02/09/2022	—	—	—	—

James A. Varilek	—	—		—	—	—	—	—	13,000	$261,430
	—	—		—	—	—	—	—	16,000	$321,760
	—	46,000	(1)	—	$32.94	02/16/2028	—	—	—	—
	22,000	44,000	(2)	—	$29.75	02/10/2027	—	—	—	—
	47,500	23,750	(3)	—	$13.14	02/11/2026	—	—	—	—

(1)	The options vest in three annual equal installments beginning February 16, 2019.

(2)	The options vest in three annual equal installments beginning February 10, 2018, so the first installment has vested.

(3)	The options vest in three annual equal installments beginning February 12, 2017, so the first two installments have vested.

(4)

Represents the entire value of all unvested performance share awards based on the December 31, 2018 closing price of our common stock of $20.11. Vested shares will be paid approximately half in cash and half in stock.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d) (2)	Value Realized on Vesting ($) (e) (3)
John E. Fischer	—	—	7,500	$226,650
Todd A. Slater	—	—	3,500	$105,770
Pat D. Dawson	—	—	—	—
John L. McIntosh	50,750	$ 653,643	81,250	$1,918,947
James A. Varilek	—	—	—	—

(1)

The amounts in column (c) above represent the difference between the closing market price of the underlying shares on the exercise date and the option exercise price, multiplied by the number of shares subject to the option exercise.

(2)

The shares listed in column (d) above represent (i) performance shares paid in the summer of 2018 (vested based on our performance for the three years ended December 31, 2017), under a performance award made in early 2015 to Messrs. Fischer, Slater and McIntosh, and (ii) for Mr. McIntosh, shares of performance-based restricted stock granted in 2015 and vested in 2018 based on achievement of at least $300 million in synergies in the businesses acquired in the Acquisition. The number of shares includes shares delivered in payment of income tax withholding amounts. Mr. McIntosh was awarded up to 75,000 Performance Based Restricted Stock Units (“Shares”) in an award made in October 2015, which provided for vesting of a specified number of Shares based on the realization by Olin of synergies in connection with the business acquired by Olin from The Dow Chemical Company, now known as DowDuPont Inc. In October 2018, the Committee certified the achievement of more than $300 million in synergies and authorized and approved the payment by Olin of 75,000 shares of Olin Common Stock (less any such stock retained for taxes pursuant to the Award) to Mr. McIntosh.

(3)

Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 31, 2017 ($35.62), and dollar amounts listed in column (e) above for the stock portion of the payment of performance shares are based on the average of the high and low sales prices for our common stock as of August 21, 2018, the date the shares were issued ($30.22). Of the total performance shares included in column (d) above, 25% vested automatically (25% of the target performance share award). The remaining performance shares vested based on our average annual return on capital for the three-year period ended December 31, 2017, compared to that of the Performance Share Comparison Group. We describe our performance share program in more detail in our “COMPENSATION DISCUSSION AND ANALYSIS—What We Pay and Why: Elements of Compensation” and in the text following the table entitled “Grants of Plan-Based Awards.”

Pension Benefits

The following table shows the present value of the benefits under the Qualified Plan as of December 31, 2018, for each NEO. The present values are calculated using:

•

for Messrs. Fischer, Slater and McIntosh, the executive’s average compensation (salary and annual incentive, and specific inclusions and exclusions) for the three highest years out of the last 10 years of employment through December 31, 2007,

•	for Messrs. Fischer, Slater and McIntosh, years of creditable service as of December 31, 2007,

•	for Messrs. Dawson and Varilek, DEPP account balances as of October 5, 2015, credited with 8% annual interest until May 31, 2016, and 6% from June 1, 2016, until assumed retirement date,

•

age 62 for Mr. Slater, the first age at which unreduced pension benefits are payable to him, age 65 for Messrs. Dawson and Varilek, the retirement age at which they can receive their most valuable benefit due to the interest crediting feature of their DEPP account balances, and actual age for Messrs. Fischer and McIntosh, who were eligible for unreduced pension benefits on December 31, 2018, and

•

the assumptions we used for financial reporting as of December 31, 2018, including a 4.2% single effective rate (in lieu of a discount rate) for the Qualified Plan and the RP2014 Blue Collar Mortality Tables for Annuitants and Employees, with the Social Security Administration—2014 Intermediate Cost Projections Mortality Improvement Scale (projection starting in 2007).

Please see the note entitled “Pension Plans—Pension Plan Assumptions” in the notes to our audited financial statements included in our 2018 annual report on Form 10-K for a discussion of these assumptions.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c) (1)	Present Value of Accumulated Benefit ($) (d) (2)	Payments During Last Fiscal Year ($) (e)

John E. Fischer	Qualified Plan	23.58	$927,382	$0

Todd A. Slater (3)	Qualified Plan	5.00	$155,620	$0

Pat D. Dawson	Qualified Plan	35.10	$2,215,384	$0

John L. McIntosh	Qualified Plan	30.58	$1,187,806	$0

James A. Varilek	Qualified Plan	33.20	$1,999,913	$0

(1)

The amounts in the DEPP for Messrs. Dawson and Varilek were rolled into the Qualified Plan at the time of the Acquisition and their benefit accruals were frozen at that time. For the other NEOs, benefit accruals were frozen under all three plans effective December 31, 2007. Employment after that date continues to count toward meeting service and age requirements for vesting and early retirement. Participation in the Qualified Plan generally began when the executive was hired. All of the participating NEOs have met the requirements for vesting. Messrs. Fischer and McIntosh have met the requirements for full retirement.

(2)

Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. As discussed in more detail below, a participant may elect instead to receive benefits over the life of the executive and his or her spouse. For the legacy DEPP benefits, transferred from Dow, the normal form of married participants is 50% joint & survivorship benefit.

(3)

As described in more detail below, all amounts under the Supplemental Plan and Senior Plan were paid out to the NEOs in connection with the Acquisition. At the time of the Acquisition, Mr. Slater had not reached retirement age and so has a residual benefit under these plans. Information regarding the present value of Mr. Slater’s residual benefits under these two plans as of December 31, 2018 is set forth below.

Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Supplemental Plan	5.00	$24,887	$0

Senior Plan	2.58	$0	$0

These amounts were calculated using the assumptions set forth in the table above for the Qualified Plan. In addition, the Supplemental Plan and Senior Plan use a 3.9% single effective rate (in lieu of a discount rate) and the RP2014 Blue Collar Mortality Tables for Annuitants and Employees with the Social Security Administration—2014 Intermediate Cost Projections Mortality Improvement Scale (projection starting in 2007). Mr. Slater began participating in the Senior Plan when he became a Section 16(b) reporting officer and was selected by the committee and began participating in the Supplemental Plan when Mr. Slater’s compensation that was includible when determining benefits under qualified plans first exceeded the limit imposed by the Code.

The executive may elect payment of benefits under any of the available payment forms under these plans, including payments for the executive’s life (which we sometimes refer to as a “single life annuity”) or payments continuing after the executive’s death for the life of his or her spouse (which we refer to as a “joint and survivorship benefit”). Under the Qualified Plan and the Supplemental Plan,

benefit payments are reduced from the single life annuity based on actuarial calculations if the executive elects a different payment form. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election.

The following chart shows the present value of accrued benefits for each of the NEOs who participate in these plans, assuming (i) the executive elected the 50% joint and survivorship benefit and (ii) for Mr. Slater, that he retired at age 62 (the first age at which unreduced pension benefits are payable under the plans), (iii) for Messrs. Fischer and McIntosh that they retired on December 31, 2018, as they are currently eligible for unreduced benefits, and (iv) for Messrs. Dawson and Varilek that they retired at age 65 (the retirement age at which they can receive their most valuable benefit due to the interest crediting feature of their DEPP account balances).

Name	Qualified Plan	Supplemental Plan	Senior Plan
John E. Fischer	$949,160	N/A	N/A

Todd A. Slater	$159,633	$25,591	$12,822

Pat D. Dawson	$2,342,040	N/A	N/A

John L. McIntosh	$1,229,265	N/A	N/A

James A. Varilek	$2,101,541	N/A	N/A

Freeze of Qualified Plan, Supplemental Plan and Senior Plan

As part of our ongoing evaluation of benefit plans, in 2005, we amended the Qualified Plan to close participation, so that salaried employees hired on or after January 1, 2005, are not eligible for the Qualified Plan. Benefits accrued by most salaried participants in the Qualified Plan, Supplemental Plan and Senior Plan were “frozen” effective December 31, 2007, and benefits for former Dow employees were assumed by the Qualified Plan and frozen on October 5, 2015, but continue to accrue interest. Participants accrued benefits until December 31, 2007, based on applicable years of service and eligible compensation through that date. Service after December 31, 2007, will count toward meeting the eligibility requirements for commencing a pension benefit (including vesting and early retirement) under these plans, but not toward the calculation of the pension benefit amount. Compensation earned after 2007 will similarly not count toward the determination of the pension benefit amounts under these plans.

As described above, all of the previously accrued benefits under these Olin plans were required to be paid as part of the Required NQ Plan Payments in connection with the Acquisition. Mr. Slater, who was not yet retirement-eligible at the time of the Acquisition, may become eligible upon early retirement for an early-retirement benefit (offset by the value of the accrued benefit paid as part of the Required NQ Plan Payments). In addition, in connection with the Acquisition, the Qualified Plan is now responsible for certain Dow-related frozen benefits described below for which the Qualified Plan received certain assets from the appropriate Dow pension plans. We describe the terms of our retirement plans in more detail in the narrative discussion below.

Qualified Plan

As part of our benefits program, we offered defined benefit retirement benefits to salaried employees hired before January 1, 2005, through our Qualified Plan. Benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last 10 years the individual was employed by Olin, through December 31, 2007. The law requires that in determining eligible compensation, the Qualified Plan ignore compensation in excess of a legally-imposed cap (which for 2007, the last year of benefit accruals, was $225,000). An employee’s benefit is generally 1.5% of his or her average compensation during the relevant period multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). Participants who are at least age 55 with at least 10 years of service when they leave Olin may elect to receive a benefit immediately that is reduced by 4% for each year the participant is younger than age 62 at the time benefit payments begin. Participants who leave Olin before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who leave Olin before age 65 with at least five years of service (but less than 10 years of service) receive a vested retirement benefit beginning the month after their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reductions.

In conjunction with the Acquisition, the Qualified Plan assumed responsibility for certain Dow-related frozen benefits. Specifically, nearly all frozen benefits transferred to the Qualified Plan are associated with two benefit formulae—Pension Equity and Cash Balance—eligibility for which is typically determined by the individual participant’s hire date at Dow. The Pension Equity provides a frozen account balance that grows with interest until retirement (which can commence upon separation from Olin), at which time it is converted into a monthly pension benefit. The Cash Balance also provides a frozen account balance that grows with interest (at a different rate) until separation from Olin, at which point the participant can elect an immediate annuity, a deferred annuity or a lump sum. Messrs. Dawson and Varilek are participants of the Pension Equity arrangement.

In lieu of benefits that had been provided under the Qualified Plan, at the time participation was frozen, the CEOP was amended to add a Defined Contribution Retirement Account to help ensure that our benefits program would remain competitive. Depending on the participant’s age, we generally contribute 5% or 7.5% of eligible compensation to that Defined Contribution Retirement Account.

Supplemental Plan

The Supplemental Plan is an unfunded, nonqualified deferred compensation plan for management employees at specified compensation levels. The Code imposes limits on pension benefits payable from the Qualified Plan. Our Supplemental Plan restores these benefits to affected employees and provides benefits on certain compensation that has been excluded from eligible compensation under the Qualified Plan. The formula used to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, without the Code limitations on benefits and eligible compensation, reduced for the amount payable under the Qualified Plan. Early retirement benefits are payable at the later of termination or age 55 if a participant has at least 10 years of service. Such early retirement benefits use the same reduction factors as the Qualified Plan.

As noted above, previously accrued benefits in the Supplemental Plan were required to be paid to participants as part of the Required NQ Plan Payments in connection with the Acquisition.

Senior Plan

The Senior Plan is an unfunded, nonqualified deferred compensation plan for select management employees. An employee who was a Section 16(b) reporting officer, and was selected by the committee prior to the date of the freeze, participates in the Senior Plan. Under the Senior Plan, pension benefits are based on average eligible compensation for the three highest years out of the last 10 years that he or she is employed by Olin through December 31, 2007. Compensation is not subject to the Code and other limitations that apply under the Qualified Plan. Benefits generally equal 3% of the executive’s average compensation multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for years of service in the Qualified Plan and Supplemental Plan less years of service in the Senior Plan, reduced by the pension benefits accrued under the Qualified Plan and the Supplemental Plan. Benefits are further reduced by 50% of the employee’s primary Social Security benefit.

Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, regardless of years of service, but are reduced by 4% per year for each year they begin before age 62. The maximum benefit payable from the Senior Plan is 50% of the employee’s average compensation reduced by amounts payable from the Qualified and Supplemental Plans, 50% of the employee’s primary Social Security benefit, and certain other adjustments set forth in the plan documents, if applicable. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

The executive may elect any of the forms of payment available under the Senior Plan and Supplemental Plan, including a lump sum payment or the annuity form of payment.

If a participant in the Senior Plan and Supplemental Plan is a specified employee as defined in Code Section 409A, benefits payable upon termination of employment may not be paid in the first six months after retirement, but the first six months of benefits will be paid in a lump sum as soon as practicable thereafter.

As noted above, previously accrued benefits in the Senior Plan were required to be paid to participants as part of the Required NQ Plan Payments in connection with the Acquisition.

Health Insurance and Death Benefits

In general, salaried employees who retire at age 55 or later with at least 10 years of service may elect to continue to be covered under our health plan until age 65 by paying at least the same premium as active salaried employees. When the average per capita cost for our health plan exceeds $10,000, as it did in 2015 and 2016, the retiree also must pay the amount by which our average per capita cost for the health plan exceeds $10,000. On the first day of the month in which they become 65, salaried retirees who retired after age 55 with 10 or more years of service are eligible for a Medicare supplemental health care plan. We contribute $20 per covered person per month toward the cost of that plan, but make no contributions if a retiree chooses to participate in another plan. Olin made the decision to discontinue providing retiree health insurance benefits for salaried employees hired after November 23, 2009, so Messrs. Dawson and Varilek are not eligible for this benefit.

In general, salaried employees who retire from Olin under the Qualified Plan at age 55 or later with at least 10 years of service are eligible for a $5,000 death benefit from the Qualified Plan. In addition, full-time employees with job responsibilities at a specified level (based on Hay Points) may retain a percentage of their life insurance coverage when they retire, based on age at retirement, with Olin paying the premiums.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our Supplemental CEOP for each of our NEOs for 2018:

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
John E. Fischer	$54,901	$179,015	$9,255	$0	$562,244
Todd A. Slater	$30,000	$65,710	$(124,605)	$0	$217,371
Pat D. Dawson	$28,000	$84,552	$(70,573)	$0	$145,534
John L. McIntosh	$18,120	$62,790	$(113,464)	$0	$193,856
James A. Varilek	$17,850	$54,570	$(36,597)	$0	$85,431

(1)	Amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.

(2)

Amounts in this column are included in the amounts listed in column (i) of the Summary Compensation Table and represent company matching contributions and, where applicable, company contributions to the participants’ Supplemental CEOP Defined Contribution Retirement Accounts.

In addition to our CEOP, discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS—What We Pay and Why: Elements of Compensation—Retirement Benefits,” our Supplemental CEOP provides deferral and company matching opportunities to employees eligible to participate in the CEOP whose contributions to the CEOP are limited under the Code because their base pay exceeds the Code’s compensation limit ($275,000 for 2018). These employees can make pre-tax contributions to the Supplemental CEOP after their eligible compensation reaches the Code limit. For these purposes, eligible compensation generally includes base compensation but excludes incentive compensation. Employees who contribute to the Supplemental CEOP receive matching contribution credits from Olin at the same level Olin matches CEOP contributions. In addition, in connection with the pension plan freeze, Olin generally provides the same retirement contribution credits to the Supplemental CEOP as under the CEOP (5% or 7.5%, depending on the employee’s age) on the amount of the excess eligible compensation. For these purposes, eligible compensation generally includes base compensation and short-term incentive compensation but excludes long-term incentive compensation.

Employees elect to have their contributions to the Supplemental CEOP invested in phantom shares of Olin common stock or phantom units in an interest bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on shares of our common stock. Interest is credited to the phantom interest bearing fund at a rate determined quarterly equal to (i) the Federal Reserve A1/P1 Composite rate for 90-day commercial paper at the end of the last quarter plus 10 basis points, or (ii) such other rate as our board or committee (or any delegate thereof) selects in advance from time to time.

Distributions are paid in cash, in a lump sum or in annual installments for up to 15 years after retirement, at the employee’s election. Our phantom shares of common stock are valued at the average daily closing prices of our common stock on the NYSE for the month before the distribution. Distributions from the interest bearing fund equal the dollar value of the participant’s account (principal and interest). If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments payable upon termination of employment generally may not be paid in the first six months after retirement.

Potential Payments Upon Termination or Change in Control

Agreements with our NEOs provide compensation in the event of a termination of employment or a change in control of Olin. The following tables show estimated compensation payable to each NEO who was employed on December 31, 2018, upon various triggering events (assuming the event occurred on December 31, 2018). Actual amounts can only be determined upon the triggering event. The table below reflects the terms of agreements with the NEOs which were in effect at the end of 2018, but terminated on January 26, 2019, and were replaced with new plans on January 27, 2019. The terms of the terminated agreements and the new plans are described below under “Executive Severance and Executive Change in Control Arrangements.”

John E. Fischer (1)	Quit/Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Compensation:
Severance (6)	$—	N/A	$2,436,891	N/A	$4,088,162
Equity Awards (7)	$2,332,781	$2,332,781	$2,332,781	N/A	$1,574,533
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$3,285,218
Benefits and Perquisites: (9)
Qualified Plan (10)	$949,160	$949,160	$949,160	$949,160	$949,160
Supplemental CEOP	$562,244	$562,244	$745,011	$562,244	$1,003,889
Life Insurance Premiums	$—	N/A	$56,300	$—	$136,045
Outplacement Services	$—	N/A	$25,000	$—	$25,000
TOTAL	$3,844,185	$3,844,185	$6,545,143	$1,511,404	$11,062,007

Todd A. Slater (1)
Compensation:
Severance (6)	$—	N/A	$660,698	N/A	$1,383,997
Equity Awards (7)	$1,159,181	N/A	$1,159,181	N/A	$974,672
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$918,178
Benefits and Perquisites: (9)
Senior and Supplemental Plans (10)	$12,993	N/A	$68,305	$—	$96,672
Qualified Plan (10)	$131,296	N/A	$174,821	$131,296	$174,821
Supplemental CEOP	$217,371	N/A	$266,923	$217,371	$372,621
Life Insurance Premiums	$—	N/A	$17,500	$—	$35,000
Outplacement Services	$—	N/A	$25,000	$—	$25,000
TOTAL	$1,520,841	N/A	$2,372,428	$348,667	$3,980,961

Pat D. Dawson (1)
Compensation:
Severance (6)	$—	N/A	$853,486	N/A	$2,239,301
Equity Awards (7)	$1,743,578	N/A	$1,743,578	N/A	$1,458,217
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$1,443,010
Benefits and Perquisites: (9)
Qualified Plan (10)	$2,165,718	N/A	$2,165,718	$2,165,718	$2,165,718
Supplemental CEOP	$145,534	N/A	$209,545	$145,534	$335,284
Life Insurance Premiums	$—	N/A	$1,112	$—	$2,224
Outplacement Services	$—	N/A	$25,000	$—	$25,000
TOTAL	$4,054,830	N/A	$4,998,439	$2,311,252	$7,668,754

John L. McIntosh (1)
Compensation:
Severance (6)	$—	N/A	$1,037,000	N/A	$1,332,474
Equity Awards (7)	$961,701	$961,701	$961,701	N/A	$777,091
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$896,325
Benefits and Perquisites: (9)
Qualified Plan (10)	$1,229,265	$1,229,265	$1,229,265	$1,229,265	$1,229,265
Supplemental CEOP	$193,856	$193,856	$271,631	$193,856	$293,792
Life Insurance Premiums	$—	$—	$29,700	$—	$38,162
Outplacement Services	$—	$—	$25,000	$—	$25,000
TOTAL	$2,384,822	$2,384,822	$3,554,297	$1,423,121	$4,592,109

James A. Varilek (1)
Compensation:
Severance (6)	$—	N/A	$670,190	N/A	$1,601,884
Equity Awards (7)	$763,537	N/A	$763,537	N/A	$612,611
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$748,728
Benefits and Perquisites: (9)
Qualified Plan (10)	$1,968,645	N/A	$1,968,645	$1,968,645	$1,968,645
Supplemental CEOP	$85,431	N/A	$135,695	$85,431	$223,431
Life Insurance Premiums	$—	N/A	$873	$—	$1,746
Outplacement Services	$—	N/A	$25,000	$—	$25,000
TOTAL	$2,817,613	N/A	$3,563,940	$2,054,076	$5,182,045

(1)	Amounts in the tables assume an annual base salary at the level in effect on December 31, 2018.

(2)

Messrs. Fischer and McIntosh are eligible for normal retirement (age 62), so amounts in both the “Quit/Early Retirement” and in the “Normal Retirement” columns represent amounts they would receive upon full retirement. Mr. Slater has met the vesting requirements, but is not yet early retirement age, so the amounts reported for him under the “Benefits and Perquisites” section represent the present value of the benefits, assuming the benefits begin at age 65, except for ‘Termination without Cause’ and ‘Change in Control’, which assume benefits begin at age 55 (because he is within 3 years of early retirement age). Messrs. Dawson and Varilek are each eligible to receive benefits based on his account balance at termination, so all amounts reflect immediate commencement of benefits.

(3)

As of December 31, 2018, under agreements then in effect, upon termination without cause each NEO is eligible to receive a contribution to the Supplemental CEOP Defined Contribution Retirement Account based on the amount of severance received. An executive whose employment terminates in connection with the sale of a business unit generally receives the benefits in this column, except that the executive’s stock options may be exercised for two years beyond the date of termination (rather than one year), unless the employee is eligible for retirement in which case the executive’s stock options would be exercisable through the term of the option.

(4)

Olin generally may terminate an executive for “cause” if the executive (i) willfully fails to perform his or her duties; (ii) engages in gross misconduct that significantly injures Olin financially; (iii) commits a felony or fraud in the course of his or her employment; or (iv) willfully breaches Olin’s Code of Conduct.

(5)

Amounts for Messrs. Fischer, Slater, Dawson and Varilek represent the amount they would receive on the “best net after-tax” payment approach contemplated by their change in control agreements, that reduces payments and benefits to the executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis. Without the reduction, the amounts for Messrs. Fischer, Slater, Dawson and Varilek would have increased by $1,800,435, $686,003, $290,699 and $238,116, respectively. A portion of the amounts for Messrs. Fischer, Slater, Dawson and Varilek constitute “excess parachute payments” under Section 280G of the Code subject to a 20% excise tax payable by the officer. Benefits listed for the Senior Plan and Supplemental Plan (collectively, the “defined benefit plans”) and the Supplemental CEOP would be payable immediately upon a change in control (as defined under these plans). Because the NEOs are specified employees as defined in Code Section 409A, however, benefits may not be paid in the first six months after retirement, but will be paid in a lump sum as soon as practicable thereafter. The benefits reported represent the present value of the benefits under the defined benefit plans on December 31, 2018, and the market value of the phantom investments in the Supplemental CEOP account, plus a contribution to the Defined Contribution Retirement Account based on the amount of severance received. Footnote 8 describes the treatment of equity awards upon a change in control.

(6)

For the NEOs other than Messrs. Slater, Dawson and Varilek, severance payments for a termination without cause equal base salary plus a percentage (calculated as the executive’s target bonus for the prior fiscal year divided by the executive’s salary in effect at termination) of base salary. Under our standard severance policy, they would have received severance upon termination without cause in the respective amounts set forth above, based on years of service and base pay at the time of termination. Under the agreements, in the event of a change in control, (a) Messrs. Fischer and McIntosh would have received a pro-rated portion of the severance payments, based on the remaining number of days until the attainment of the age of 66, divided by 1,095 (three years), and (b) Messrs. Slater, Varilek and Dawson would have received severance payments equal to two times the executive’s base salary plus the higher of his target incentive award under the annual cash incentive program or his average annual cash incentive payment during the past three years. The agreements related to change in control and severance in effect at year end are described under the heading “Executive Severance and Executive Change in Control Arrangements.” In the event of retirement or termination without cause, all NEOs, like all other employees also receive a prorated bonus (based on the portion of the year that the NEO was employed), paid at the time other bonuses are determined and paid.

(7)

We have assumed payouts at the level of 50% of the target unvested performance shares and performance shares vested at December 31, 2018, but not yet paid. Under the performance share program, an executive whose employment terminates as the result of disability or retirement receives a pro rata share of unvested performance share awards (based on actual Olin performance for the full performance period and the number of months worked in the performance cycle) payable in cash at the time it would otherwise be payable. In the event of an executive’s death before performance shares have vested, his estate receives a pro rata share of his target award in cash. An executive whose employment terminates for cause or without our consent does not receive any unvested performance awards. All unvested performance shares vest on a change in control and are paid in cash at the target level. The committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. Upon the executive’s death, all unvested options vest automatically and his or her estate or heirs could exercise those options within the term of the option.

(8)

Amounts in this line represent a cash payout of all restricted stock, stock options and performance shares that were unvested at December 31, 2018. Under equity plans and severance agreements (a) all performance share awards would have vested at target level and been paid upon a change in control (as defined for these awards), and (b) all restricted stock awards and options would have remained outstanding, and would accelerate and vest upon a change in control only if the acquirer does not assume or replace those equity awards or there is a termination of employment without cause or a constructive termination within three years after the change in control. Constructive termination occurs when the executive terminates his or her employment (after appropriate notice and an opportunity to cure) because (i) Olin requires the executive to relocate by more than fifty miles; (ii) Olin reduces or fails to increase the executive’s base salary on a basis consistent with the salary system for executive officers in place before the change in control; (iii) Olin fails to maintain executive’s incentive compensation plans or health, welfare and retirement plans on substantially the terms in effect prior to the change in control; or (iv) the executive is assigned duties inconsistent with the executive’s position prior to the change in control, or Olin takes actions that result in a diminution of the executive’s responsibilities or a substantial reduction in resources to carry out his duties.

(9)

Unused vacation for the current year is paid to all salaried employees and is therefore not included in this table. Medical benefits are provided to all salaried employees hired prior to November 23, 2009, who are eligible for early retirement. Messrs. Fischer and McIntosh are currently eligible for full retirement, so no amount is reported for medical benefits for either of them. Under our severance policy, Messrs. Slater, Dawson and Varilek would be eligible for healthcare coverage while receiving severance payments in the event of a without cause termination. In the event of a change in control, Messrs. Slater, Dawson and Varilek would be eligible for healthcare coverage for 24 months at an estimated cost of $33,000.

(10)

An executive may elect payment of benefits in any of the available payment forms under the defined benefit plans. Under the Supplemental Plan (applicable only to Mr. Slater) and the Qualified Plan, benefit payments are reduced on an actuarial basis, if the executive elects a form of payment other than a lifetime annuity. The Senior Plan (applicable only to Mr. Slater) provides a 50% joint and survivorship benefit without an actuarial reduction. In addition, pension benefits paid from the Senior Plan are increased by the amount of the actuarial reduction for a 50% joint and survivorship benefit under the Qualified Plan and the Supplemental Plan. The value of the 50% joint and survivorship benefit is reflected in the lump sum pension benefits in the table above with respect to the Senior Plan. The Qualified Plan and Supplemental Plan benefits above assume payment in the form of a joint and survivorship benefit. The executive may also elect to receive benefits from the Senior Plan and the Supplemental Plan in the form of a lump sum. Any payment payable upon termination of employment is paid six months after termination of employment to comply with Code limitations. The value of these benefits is determined using a discount rate that is equal to the rate for a zero coupon Treasury strip, with a maturity that approximates the executive’s life expectancy, determined approximately at the time the lump sum is due to be paid and the RP2014 Blue Collar Mortality Tables for Annuitants and Employees with the Social Security Administration—2014 Intermediate Cost Projections Mortality Improvement Scale (projected from 2007). Except with respect to a change in control, the benefits reported for the Senior Plan and Supplemental Plan are based on these assumptions and also include six months of payments in recognition of the deferral of the commencement of benefits required by Code Section 409A.

In the event of a change in control (as defined under the Senior Plan and the Supplemental Plan), each executive participating in the relevant plan receives a cash payment in an amount equal to the cost to purchase an annuity that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after-tax benefit he or she would have received under the plans. The amounts in the table represent this lump sum cash payment.

The benefit amounts reported in each of the columns above assume a 50% joint and survivorship benefit and use the discount rate applicable for the situation described and the RP2014 Blue Collar Mortality Tables for Annuitants and Employees with the Social Security Administration—2014 Intermediate Cost Projections Mortality Improvement Scale (projected from 2007). If the participating executive instead elects annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive

	Quit/Early Retirement*(2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)

John E. Fischer
Qualified Plan	$69,429	$69,429	$69,429	$69,429	$69,429

Todd A. Slater
Qualified Plan	$14,680	$14,680	$10,570	$14,680	$10,570
Supplemental Plan	$0	$0	$2,914	$0	$2,914
Senior Plan	$0	$0	$0	$0	$0

Pat D. Dawson
Qualified Plan	$150,786	$195,053	$150,786	$150,786	$150,786

John L. McIntosh
Qualified Plan	$90,984	$90,984	$90,984	$90,984	$90,984

James A. Varilek
Qualified Plan	$131,486	$183,909	$131,486	$131,486	$131,486

*

Messrs. Fischer and McIntosh are currently eligible for normal retirement (age 62) at this time, so the amount in this column represents the amount they each would have received had they retired on December 31, 2018.

Payments Upon Death or Disability

Upon the death of a former executive, unless the executive elects to receive the cash value of his or her life insurance at retirement, his or her estate receives life insurance benefits provided the former executive was at least age 55 when employment terminated. Messrs. Dawson and Varilek do not participate in this program, but the other NEOs have attained the age of 55, except Mr. Slater. The amount of life insurance is based on the executive’s age and base salary at the time of termination of employment. Set forth below are the cash value amounts of this life insurance coverage for each of the NEOs as of December 31, 2018:

NEO	Amount
John E. Fischer	$477,000
Todd A. Slater	—
Pat D. Dawson	—
John L. McIntosh	$289,000
James A. Varilek	—

If the employment of an NEO terminates in connection with a disability, he would receive disability benefits equal to 60% of base salary until the executive is no longer disabled or elects to take early retirement or reaches the age of 65 (except in the case of an employee who is over age 61 at the time the disability occurs). If the disability occurs after age 61, the maximum benefit duration extends from 12-60 months depending on the executive’s age. All NEOs have elected the 60% level of coverage.

Executive Severance and Executive Change in Control Arrangements

Executive Severance Plans.    We have adopted two Executive Severance Plans, both of which cover any officer of Olin who is subject to the reporting rules under Section 16 of the Exchange Act, including all our NEOs.

The Olin Corporation Severance Plan for Section 16(b) Officers (Severance Plan) and the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers (CIC Severance Plan) were adopted on December 12, 2018, in each case effective January 27, 2019. We refer to the Severance Plan and CIC Severance Plan as the Executive Severance Plans. The Executive Severance Plans were intended to replace the Executive Agreements and CIC agreements described below, which terminated on January 26, 2019.

The Severance Plan provides payments and benefits to the NEOs and other covered executives in the event of certain qualifying terminations of their employment (other than in connection with a change in control of Olin) and the CIC Severance Plan provides payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of Olin. In adopting the Executive Severance Plans, it was our intention to provide security to our senior executives in the event of a loss of employment generally consistent with the arrangements provided by our peer companies.

Under the Severance Plan, if the executive’s employment is terminated by Olin without “cause” (other than in connection with a change in control of Olin), the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)

an amount equal to the sum of (i) the executive’s annual base salary and (ii) the executive’s target annual cash incentive opportunity for the year of termination, payable in twelve equal monthly installments;

(2)

if the termination occurs in the last three quarters of the year, a pro-rated annual cash incentive payment for the year of termination based on Olin’s actual performance and payable at such time such incentive payments are payable to other employees of Olin;

(3)

the continuation of medical, dental and life insurance benefits for the executive and his or her dependents for a period of twelve months at active employee rates under the applicable Olin plans or programs; and

(4)	outplacement services for a period of up to twelve months.

Payments and benefits under the CIC Severance Plan are “double-trigger”, which means they are paid only if (i) there is a change in control of Olin and (ii) the executive’s employment is terminated by Olin without “cause” or the executive resigns for “good reason,” in either case, upon or within two years following the change in control. If this occurs, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)

an amount equal to two times (or three times in the case of Mr. Fischer) the sum of (i) the executive’s annual base salary and (ii) the executive’s target annual cash incentive opportunity for the year of termination, payable in a lump sum;

(2)

if the termination occurs in the last three quarters of the year, a pro-rated annual cash incentive payment for the year of termination based on the executive’s target annual cash incentive opportunity for the year of termination, payable in a lump sum;

(3)

the continuation of medical, dental and life insurance benefits for the executive and his or her dependents for a period of twenty-four months (or thirty-six months in the case of Mr. Fischer) at active employee rates under the applicable Olin plans or programs; and

(4)	outplacement services for a period of up to twelve months.

Such severance payments and benefits under the Executive Severance Plans are not available if the executive’s employment is terminated for “cause” by Olin, or terminates due to death or “disability”. Except as provided under the CIC Severance Plan for resignations due to good reason, an executive is not eligible for severance payments and benefits due to voluntary termination of employment by the executive.

The provisions of our equity plans similarly require a “double trigger” (change in control and termination without cause or for good reason within two years of the change in control) for early vesting of all equity awards, other than performance shares and awards the acquirer fails to assume or replace. Performance shares vest automatically upon a change in control with or without a termination of employment, and are paid at target levels. If the other equity awards (options and restricted stock awards) are not assumed by the acquirer or replaced with equivalent benefits, these equity awards also vest upon the change in control, with or without termination of employment.

The Executive Severance Plans contain an extensive definition of “change in control”, but generally a change in control occurs if:

(1)

a person or entity acquires beneficial ownership (as defined in the Exchange Act) of 20% or more of our common stock unless (a) the acquiring party is Olin, our subsidiaries or our benefit plans, an underwriter holding the shares temporarily for an offering, or a group that includes the executive who is a party to the CIC agreement or an entity that such executive controls, (b) the percentage increase occurs solely because the total number of shares outstanding is reduced by Olin repurchasing its stock or (c) the acquisition is directly from Olin;

(2)

a majority of our board members change (other than new members elected or nominated by at least 2/3 of the then-current board, unless such new member became a director pursuant to an actual or threatened proxy contest or similar dispute);

(3)

we (or any of our subsidiaries) sell all or substantially all assets, or merge or engage in a similar transaction, unless, immediately following such transaction, (a) our shareholders own a majority of the voting interest of Olin or its successor (in approximately the same ratios as before the transaction) and (b) neither of the events described in items (1) or (2) above has occurred for Olin or its successor; provided that a transaction that would otherwise constitute a change in control under this item (3) will not be considered a change in control if: (i) at least a majority of our board members immediately before the transaction remain as board members after the transaction, (ii) at least 75% of our executive officers immediately before the transaction remain as executive officers after the transaction, and our board members at the time of approval of the transaction determine in good faith that such executive officers are expected to remain as executive officers for a significant period after the transaction, and (iii) 2/3 of such board members determine that the transaction shall not be deemed to be a change in control; or

(4)	our shareholders approve a plan of complete liquidation or dissolution of Olin.

All payments and other benefits under the Executive Severance Plans are subject to the executive’s execution and non-revocation of, and continued compliance with, a separation release agreement. The separation release agreement includes a general release of all claims against Olin and the executive’s compliance with restrictive covenants provided under the Executive Severance Plans, including ongoing non-disparagement requirements with respect to Olin and certain non-competition and non-solicitation covenants during the executive’s severance period. The executive, regardless of the circumstances of the executive’s termination of employment, would also be prohibited from disclosing our trade secrets and other confidential information.

If payments and benefits under the CIC Severance Plan to an executive would constitute an “excess parachute payment” under Code Section 280G and subject the executive to golden parachute excise taxes under Code Section 4999, the CIC Severance Plan utilizes a “best net after-tax” payment approach which reduces the executive’s payments and benefits to an amount that results in the greatest after-tax benefit for the executive, taking into account any such excise tax and any applicable federal, state and local taxes. The Executive Severance Plans and our equity plans do not provide for any excise tax gross-up benefit to any executive.

Terminated CIC Agreements.    Until January 26, 2019, we had executive change in control agreements with the NEOs and four other executive officers (the CIC agreements). These agreements were used to determine the amounts set forth above in the table under the heading “Potential Payments Upon Termination or Change in Control.” The CIC agreements:

•

required a double trigger (change in control and termination or constructive termination) for early vesting of stock options and restricted stock awards, unless the acquirer fails to assume or replace those awards;

•

eliminated all gross-up for golden parachute excise taxes, substituting a “best net after-tax” payment approach that reduces payments and benefits to the executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis;

•	conditioned receipt of severance and other termination benefits on a release of claims by the executive;

•

contained restrictive covenants that prohibit (i) solicitation and hiring of our employees, (ii) disclosure of certain information relating to our customers and (iii) disparaging us or our business; and

•

included a provision to allow our board to determine that certain transactions, such as the Acquisition, would not constitute a change in control for purposes of these agreements, a right our board exercised in connection with the Acquisition.

The CIC agreements contained an extensive definition of “change in control” that generally tracked the definition in the Executive Severance Agreements. In connection with the Acquisition, which would otherwise have satisfied the definition of change in control, our board exercised its right to determine that the Acquisition was not a change in control for purposes of the CIC agreements and the equity plans.

Under the CIC agreements, if, during the three years after a change in control (or in anticipation of a change in control) the executive’s employment was terminated without cause or for good reason, as defined in the CIC agreements, the executive would receive:

•

a lump sum cash severance payment of three times (for Messrs. Fischer and McIntosh) or two times (for Mr. Slater and the six other executives), (i) the executive’s base salary plus (ii) the higher of the average annual cash incentive payment received by the executive for the last three calendar years or the executive’s target annual cash incentive opportunity for the year of termination;

•

36 months for Messrs. Fischer and McIntosh (24 months for Mr. Slater and the six other executives) of retirement plan contributions under our defined contribution plans, based on the executive’s severance payment;

•

36 months for Messrs. Fischer and McIntosh (24 months for Mr. Slater and the six other executives) of coverage under our medical, dental and life insurance plans, followed by coverage pursuant to COBRA (and, if eligibility requirements are met, participation in our post-retirement medical and dental plans until age 65 on the same basis as similarly situated employees of Olin);

•	if termination of employment occurred after the first calendar quarter of any year, the executive’s pro-rated annual cash incentive payment for the year of termination; and

•	12 months of outplacement services.

Payments under the first three items above were prorated if the executive was within 36 months (24 months for Mr. Slater and the six other executives) of any mandatory retirement age applicable to him or her, based on the remaining number of days until such age.

The CIC agreements also provided that if any payments made to the executive would subject the executive to the excise tax under Code Section 4999, payments under the CIC agreements would be the amount that produced the greatest after-tax benefit to the executive, taking into account any such excise tax.

Terminated Executive Agreements.    In addition to the CIC agreements, Messrs. Fischer and McIntosh and one other executive had executive severance agreements (Executive Agreements) that terminated on January 26, 2019. Those agreements provided that, if the executive’s employment was terminated (in a non-change in control event) by Olin without cause, the executive would receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)

cash installment payments (which we refer to as the Executive Severance amount) equal to (a) twelve months salary plus (b) a percentage (calculated as the executive’s target bonus for the prior year divided by the executive’s salary in effect at termination) of base salary;

(2)

12 months of retirement contributions to all Olin defined contribution plans based on the amount of the cash installment payments (the executive would be treated as if he or she had remained employed for service purposes for 12 months after the termination);

(3)	12 months of medical, dental and life insurance coverage for the executive and dependents; and

(4)	the same outplacement services and prorated annual incentive compensation award provided under the CIC agreement.

These payments were prorated if the executive was within 12 months of any mandatory retirement age, based on the remaining number of days until such age.

In addition, the Executive Agreements provided that, if the executive becomes an employee of buyer or joint venture, the Executive Agreement would continue to apply to any termination from the new employment for 12 months. Payments by Olin would be reduced for any cash severance or similar benefits from such buyer or joint venture.

Treatment of Equity Awards Under Plans

Retirement.    When an employee retires:

•	vested stock options may be exercised for the remaining option term;

•	vested but unpaid performance shares will be paid as specified in the performance share program; and

•	the retired employee receives a pro rata payout in cash of any unvested performance share award at such time it would otherwise be paid.

The committee has discretion to waive vesting periods for restricted stock and restricted stock units.

Change in Control.    As noted above, our various equity plans provide that options and restricted stock awards vest upon a change in control (as defined in the Executive Severance Plans) only if there is also a termination of employment or constructive termination, or the acquiring company fails to assume these awards or substitute equivalent awards. Outstanding performance shares vest and are paid upon a change in control. The plans do not include excise tax gross-up provisions.

Pension Plans

Qualified Plan.    The Qualified Plan provides that if, within three years after a change in control (as defined in the Qualified Plan), any corporate action is taken or filing made in contemplation of events such as a plan termination or merger or other transfer of assets or liabilities of the plan, and such event later takes place, plan benefits automatically increase to absorb any surplus plan assets. Under the Qualified Plan, a change in control occurs if:

•	a person or entity acquires control of 20% or more of our common stock;

•	a majority of our board members change in a two-year period (other than new members nominated by at least 2/3 of the then-current board);

•

all or substantially all of our business is sold through a merger or other transaction unless Olin is the surviving corporation or our shareholders own a majority of the voting interest of the new company; or

•	our shareholders approve a sale of all or substantially all of our assets or the dissolution of Olin.

Supplemental Plan and Senior Plan.    In the event of a change in control (defined in a manner compliant with Code Section 409A), we must pay a cash amount sufficient to purchase an annuity that provides the monthly after tax benefit the employee would have received under the Supplemental Plan and the Senior Plan. Those payments would be based on benefits accrued as of the change in control. Benefits were frozen at the end of 2007, although continued employment counts toward years of service for vesting and early retirement eligibility. As described above, as a result of the Acquisition, payments of amounts accrued through October 5, 2015, were made under these two plans in 2015.

PAY RATIO DISCLOSURE

As required by applicable law and SEC regulation, we calculated a reasonable estimate of the ratio of the annual total compensation of John E. Fischer, our CEO, compared to that of our median employee in 2018.

Based on the information described below, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 67.13 to 1.

We used the same median employee for the pay ratio in 2018 as in 2017. There was no significant change in our employee population or in the median employee’s compensation arrangement or other material change that would significantly affect our pay ratio calculation. We identified our median employee for the 2017 pay ratio analysis using the methodology and the material assumptions, adjustments, and estimates described below.

Employee Population and Compensation.    As of December 31, 2017, our global employee population consisted of 6,526 individuals working at Olin and its consolidated subsidiaries. This includes 5,536 U.S. employees. At the end of 2018, our global employee population consisted of 6,553 individuals, including 5,422 U.S. employees.

Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees.

•	Base salary and overtime pay—the fixed portion of compensation, paid without regard to financial or operational performance.

•	Annual cash bonus/variable compensation plans—in which approximately 70% of our full-time employees globally participate.

•	Other benefit programs, such as health insurance and retirement plan contributions, depending on the practices and laws of the country of employment, and for certain employees, equity awards.

Adjustment and Assumptions.    In determining the median employee, we applied the allowed “de minimis” exception to exclude 325 employees in the following countries: China (130); Italy (48); South Korea (36); Switzerland (33); Netherlands (23); Japan (11); United Arab Emirates (8); Hong Kong (6); Taiwan (5); Russia (4); Singapore (3); Thailand (4); India (2); Denmark (1); Poland (1); Turkey (1); South Africa (1); United Kingdom (1); and Mexico (1). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded.

We selected gross earnings (unreduced by any pre-tax medical or other benefits in the U.S.) as the appropriate measure of compensation and applied the same measure for employees in non-U.S. countries. This approach allowed us to include all elements of compensation while simplifying the process of gathering the relevant information. It also allowed us to reasonably compare compensation for North American employees and that of employees in multiple international locations. We obtained the information for our non-North American-based employees from information maintained by a third party payroll processing provider in each country.

We considered gross earnings for all of our employees (other than those non-U.S. employees excluded under the “de minimis” exemption described above), during the 12-month period ended December 31, 2018—our fiscal year. We did not make cost-of-living adjustments and did not annualize compensation of employees hired during 2018.

In calculating employee compensation of non-U.S. employees, we averaged the month-end exchange rates for each month in 2017 and applied this average exchange rate to the relevant foreign currencies to convert compensation to U.S. dollars.

Median Employee.    Using the methodology described, we determined that the “median employee” for the 12-month period ended December 31, 2017, was a full-time, salaried non-exempt lab technician in our Chlor Alkali Products and Vinyls division, working in the U.S. As noted above, we used 2017 gross earnings to identify this employee as our median employee, which include the bonus for 2016 performance paid in 2017.

As noted above, we are using the same median employee for the 2018 pay ratio calculation.

For the 12-month period ended December 31, 2018, the median employee had gross earnings (wages, overtime pay and variable compensation) of approximately $86,315. We determined the annual total compensation of this “median employee” by calculating the elements of 2018 compensation in accordance with the requirements that apply to the Summary Compensation Table for our NEOs on page 48. This resulted in annual total compensation of $94,444.

For the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our Summary Compensation Table on page 48.

DIRECTOR COMPENSATION

In 2018, our compensation package for non-employee directors consisted of:

•	an annual retainer of $80,000, of which at least $40,000 must be taken in shares of common stock;

•

phantom stock units with an aggregate fair market value equal to $115,000, rounded to the nearest 100 shares which are credited to a deferred account and not paid out until the director leaves the board (or an earlier change in control);

•	a fee of $2,500 per board meeting and committee meeting attended, or $1,250 for in-person board or committee meeting attended telephonically;

•	a $30,000 annual fee for the Lead Director and an additional $2,500 for each meeting he attends with management to prepare for board/committee meetings;

•	a $10,000 annual fee for the chair of each of the compensation and directors and corporate governance committees, and a $15,000 annual fee for the audit committee chair;

•	reimbursement for expenses incurred in the performance of their duties as directors;

•

participation in a charitable gift program, where we make a 50% matching contribution (up to $5,000 per year) for the director’s gifts to charities that meet the requirements of Code Section 501(c)(3); and

•	director liability insurance, personal excess liability coverage of $5 million per director, and coverage under our business travel accident insurance policy while on Olin business.

Fair market value for determining the number of shares included in all phantom stock and common stock awards described above is equal to the average of the high and low sale prices of our common stock on March 1 of the applicable year or the first day in March on which the NYSE is open for trading.

Each of Olin’s non-employee directors participates in the Directors Plan, under which the stock and phantom stock amounts are paid. In addition to the phantom stock which must be deferred, a director may elect to defer other payments (cash and/or shares of our common stock). Amounts deferred in respect of common stock are credited as phantom shares of our common stock.

The following table shows all cash and stock retainers, meeting fees and other compensation we paid to each of our non-employee directors during 2018. Each of the directors listed below, except for Ms. Streeter and Messrs. Rompala and Sutton, served for the entire year.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (1) ($) (c)	Option Awards ($) (d)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compen- sation (2) ($) (g)	Total ($) (h)
Gray G. Benoist	$92,500	$156,453	N/A	N/A	N/A	$11,507	$260,460

Donald W. Bogus	$0	$247,763	N/A	N/A	N/A	$23,500	$271,263

C. Robert Bunch	$99,167	$156,453	N/A	N/A	N/A	$12,079	$267,699

Randall W. Larrimore	$117,500	$156,453	N/A	N/A	N/A	$16,782	$290,735

John M. B. O’Connor	$92,500	$156,453	N/A	N/A	N/A	$11,040	$259,993

Richard M. Rompala	$90,833	$156,453	N/A	N/A	N/A	$3,116	$250,402

Earl L. Shipp	$0	$249,033	N/A	N/A	N/A	$7,144	$256,177

Vincent J. Smith	$92,500	$156,453	N/A	N/A	N/A	$11,040	$259,993

Stephanie A. Streeter	$52,500	$110,237	N/A	N/A	N/A	$1,080	$163,817

Scott M. Sutton	$35,834	$60,236	N/A	N/A	N/A	$564	$96,634

William H. Weideman	$137,500	$156,453	N/A	N/A	N/A	$17,080	$311,033

Carol A. Williams	$92,500	$156,453	N/A	N/A	N/A	$14,237	$263,190

(1)

This column represents the grant date fair value of 2018 stock awards to directors calculated in accordance with ASC Topic 718. These stock awards are deferred as stock units. A director can elect to defer additional portions of his or her compensation in stock units as well. The following table lists the phantom stock units held by each director in his or her deferred stock account, except for Mr. Rompala who retired on April 26, 2018, at December 31, 2018 (payable upon the director’s retirement from our board, or a later date selected by the director, in cash or stock at the director’s election, or upon an earlier change in control).

Name	Total Deferred Stock Account Balance (in Shares)*
Gray G. Benoist	15,575

Donald W. Bogus	32,018

C. Robert Bunch	15,999

Randall W. Larrimore	15,937

John M. B. O’Connor	14,700

Richard M. Rompala	0

Earl L. Shipp	11,747

Vincent J. Smith	14,700

Stephanie A. Streeter	2,700

Scott M. Sutton	2,822

William H. Weideman	16,000

Carol A. Williams	18,851

*

Total includes stock awards of the type listed in column (c) above, additional amounts a director elects to defer in stock units and dividend equivalents on stock units held in the deferred stock account.

(2)

Consists of (i) the fair value of “dividend equivalents” paid to directors in 2018 on all Olin deferred stock units amounts, determined under ASC Topic 718, and (ii) amounts we contributed in 2018 to charities on behalf of directors under our matching charitable gifts program available to all employees and directors, as follows:

Name	Dividend Equivalents Paid on Deferred Stock Units	Charitable Gift Matching Contributions
Gray G. Benoist	$11,507	$0

Donald W. Bogus	$23,500	$0

C. Robert Bunch	$12,079	$0

Randall W. Larrimore	$11,782	$5,000

John M. B. O’Connor	$11,040	$0

Richard M. Rompala	$3,116	$0

Earl L. Shipp	$7,144	$0

Vincent J. Smith	$11,040	$0

Stephanie A. Streeter	$1,080	$0

Scott M. Sutton	$564	$0

William H. Weideman	$12,080	$5,000

Carol A. Williams	$14,237	$0

Differences in the amounts shown above among directors for dividend equivalents reflect the number of shares held as deferred stock units. Messrs. Benoist, Rompala and Shipp elected to receive their dividend equivalents in the form of additional deferred stock units, while the other directors elected to receive the dividend equivalent payments in cash (current or deferred). Does not include perquisites and other personal benefits which did not exceed, in the aggregate, $10,000 for any director.

The board of directors determines the total amounts of the annual retainer, meeting, lead director and board/committee chair fees, based on recommendations from the committee and input from Exequity. All stock-based compensation for our directors is governed by the Directors Plan. The annual stock grant, retainer stock grant and cash retainer are paid for the 12-month period running from May 1 to April 30, with payments made on March 1 or the first day in March on which the NYSE is open for trading.

Under the Directors Plan, directors may choose to receive common stock instead of cash for any portion of their compensation. Directors may also elect to defer payments (cash or stock). We credit their deferred accounts with quarterly interest (on the cash portion) and with dividend equivalents (on the phantom stock portion). Phantom stock units are paid out in shares of our common stock or, at the director’s election, in cash. We also pay the balance of any deferred account to the director if there is a change in control—generally if:

•	a person or group acquires 40% or more of our assets, 30% or more of our stock, or a majority of the market value or voting power of our stock, or

•	a majority of our board members are not endorsed by the directors in office at the time of election.

We have stock ownership guidelines for our non-employee directors where each such director is expected to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after the director joins our board. Each non-employee director met these guidelines and is in compliance with these guidelines as of the date of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s 2018 annual report on Form 10-K and Proxy Statement for the 2019 annual meeting of shareholders.

C. Robert Bunch, Chairman

Donald W. Bogus

Randall W. Larrimore

Vincent J. Smith

William H. Weideman

Carol A. Williams

February 18, 2019

ITEM 2—PROPOSAL TO CONDUCT AN ADVISORY VOTE TO

APPROVE THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Following the advisory vote on the frequency of a shareholder vote on executive compensation at last year’s annual meeting of shareholders, our board of directors decided to continue with the annual advisory vote by shareholders to approve the compensation for NEOs.

You are being asked to cast an advisory vote on approval of the compensation of our NEOs at the annual meeting. This proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Exchange Act. The proposal gives you the opportunity, on an advisory vote basis, to approve or not approve the compensation of the NEOs through the following resolution:

“RESOLVED, that the compensation paid to the Olin named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. Our compensation committee does intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

Approval of this proposal requires that more votes be cast FOR this proposal than are cast AGAINST this proposal. Abstentions and shares held in street name that are not voted on this proposal and broker non-votes will not be included in determining the number of votes cast on this proposal and will not have any effect on the result of the vote.

The board of directors recommends a vote FOR approval of this resolution.

ITEM 3—PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was our independent registered public accounting firm for 2018 and 2017. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2018		2017
Nature of Service	$	%	$	%
Audit Fees(1)	$5,050	100%	$4,965	100%
Audit Related Fees	—	—	—	—
Tax Fees
Tax Compliance	—	—	—	—
Tax Consultation and Planning	—	—	—	—
All Other Fees	—	—	—	—

	$5,050	100%	$4,965	100%

(1)

Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, consents and assistance with and review of filings with the SEC, including registration statements filed in both 2017 and 2018.

Our audit committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by the audit committee at each scheduled meeting. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

Olin’s audit committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•

The annual budget for all such services will be submitted to the committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•

At each subsequent audit committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•

Any services not detailed in the budget or on the list of specific pre-approved services must be approved by the committee. In the event that approval is needed for a service in advance of a regularly scheduled audit committee meeting, the Chair of the committee is authorized to approve the service and report such approval to the other committee members at the next regularly scheduled committee meeting.

In 2018, the audit committee pre-approved all audit and audit-related services.

Who has the audit committee selected as Olin’s independent registered public accounting firm for 2019?

Olin’s audit committee is solely responsible for hiring and compensating Olin’s independent registered public accounting firm. After considering KPMG’s 2018 performance and the fees proposed for their preliminary audit plan for 2019, the committee has selected KPMG as our independent registered public accounting firm for 2019.

Is a shareholder vote required to approve Olin’s independent registered public accounting firm?

Neither Virginia law nor Olin’s Bylaws require Olin to submit this matter to the shareholders at the annual meeting. However, the board and audit committee chose to submit it to the shareholders to ascertain their views.

Will I have an opportunity to hear from KPMG and ask them questions?

We expect representatives of KPMG to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Vote Required for Ratification

To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2019 the votes cast FOR this proposal must exceed the votes cast AGAINST this proposal. Abstentions and shares held in street name that are not voted on this proposal will not be included in determining the number of votes cast on this proposal and will not have any effect on the result of the vote.

If the shareholders’ ratification vote does not support the audit committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2019, the audit committee will take the vote into consideration in making next year’s selection.

The board of directors recommends a vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2019.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote Online, by Telephone or Mail Your online or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ONLINE – www.proxypush.com/oln Vote your proxy until 11:59 p.m. (CT) on April 24, 2019. CEOP participants may vote until 11:59 p.m. (CT) on April 22, 2019.

TELEPHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 24, 2019. CEOP participants may vote until 11:59 p.m. (CT) on April 22, 2019.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope so it is received by April 24, 2019. CEOP participants’ proxy cards must be received by April 20, 2019.

If you vote your proxy online or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL, SIMPLY COMPLETE THE ITEMS BELOW.

SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED.

    Please detach here

The Board of Directors Recommends a Vote FOR each of the listed nominees, and FOR Items 2 and 3.

1.	Election of directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 C. Robert Bunch	☐	☐	☐	04 Scott M. Sutton	☐	☐	☐

	02 Randall W. Larrimore	☐	☐	☐	05 William H. Weideman	☐	☐	☐

	03 John M. B. O’Connor	☐	☐	☐

2.	Advisory vote to approve named executive officer compensation.	☐	For	☐	Against	☐	Abstain

3.	Ratification of appointment of independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE LISTED NOMINEES AND FOR ITEMS 2 AND 3. SHOULD ANY NOMINEE BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

☐ Please mark this box if you plan to attend the meeting.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 25, 2019

8:00 a.m. Central Time

THE PLAZA IN CLAYTON OFFICE TOWER

190 Carondelet Plaza

9H Room – 9th Floor

Clayton, MO 63105

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2019 Proxy Statement and 2018 Annual Report on Form 10-K are available at www.proxydocs.com/oln.

If you plan to attend the Annual Meeting, please mark the box on the proxy and bring this card,

which will serve as your Admission Card, to the meeting.

Olin Corporation 190 Carondelet Plaza, Suite 1530 Clayton, Missouri 63105	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 25, 2019.

The shares of Olin Common Stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan (CEOP). If you are a participant and have shares of Olin Common Stock allocated to your CEOP account, please read the Trustee’s Authorization below regarding voting of those shares.

If no choice is specified, the proxy will be voted “FOR” each of the listed nominees and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint JOHN E. FISCHER and VINCENT J. SMITH, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on April 25, 2019 at 8:00 a.m. Central Time and all adjournments or postponements thereof.

Trustee’s Authorization: As a named fiduciary, you may direct Voya Institutional Trust Company, as Trustee of the CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account on the three matters listed on the reverse side by completing and mailing this Proxy/Voting Instruction Form or sending your voting instructions online or by telephone. The Trustee will vote the shares represented by this Proxy/Voting Instruction Form as instructed if proper instructions are received by mail by April 20, 2019 or online or by telephone before 11:59 p.m. Central Time on April 22, 2019. The Trustee will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

See reverse for voting instructions.